As filed with the Securities and Exchange Commission on November 4, 2015

File Number 333-206331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

------------

Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

55-0856151

(IRS Employer Identification Number)

5885 Hollis Street, Suite 100

Emeryville, CA  94608

(510) 450-0761

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John G. Melo

President and Chief Executive Officer

5885 Hollis Street, Suite 100

Emeryville, CA  94608

(510) 450-0761

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all correspondence to:

Gordon K. Davidson, Esq.

Daniel J. Winnike, Esq.

Fenwick & West LLP

801 California Street

Mountain View, California 94041

(650) 988-8500

From time to time after the effectiveness of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $0.0001 par value per share	129,506,565	$1.67	$216,275,963.55	$25,131.27

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock. Of the 129,506,565 shares covered by this Registration Statement, (i) 1,602,562 of such shares represent the maximum amount of shares that are issuable under warrants issued to selling stockholders pursuant to that certain Securities Purchase Agreement dated July 24, 2015 among the Registrant and certain of the selling stockholders and (ii) 17,060,945 of such shares represent the estimated maximum amount of shares that are issuable as of the date hereof under warrants issued to certain selling stockholders pursuant to that certain Exchange Agreement dated July 26, 2015 among the Registrant and certain of the Selling Stockholders; provided, however, in each case, that additional shares of common stock may become issuable in the event of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock.

(2)	In accordance with Rule 457(c) under the Securities Act of 1933, the aggregate offering price of our common stock is estimated solely for the purpose of calculating the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of our common stock reported by The NASDAQ Global Select Market on August 10, 2015.

(3)	$25,134.54 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with  Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED NOVEMBER 4, 2015

PROSPECTUS

129,506,565 Shares

AMYRIS, INC.

Common Stock

This prospectus relates to the offer and sale of up to 129,506,565 shares of our common stock by the selling stockholders identified in the “Selling Stockholders” section of this prospectus (the “Offering”).  The shares of common stock registered hereunder consist of (i) outstanding shares held by certain of the selling stockholders, (ii) shares issuable to Maxwell (Mauritius) Pte Ltd, an affiliate of Temasek Holdings (Private) Limited (collectively referred to herein as “Temasek”), upon exercise of warrants issued to Temasek (the “Temasek Warrants”) pursuant to the that certain Exchange Agreement, dated as of July 26, 2015 (the “Exchange Agreement”), among the Company, Temasek and Total Energies Nouvelles Activités USA, an affiliate of Total S.A. (referred to herein as “Total”), (iii) shares issuable to Total upon exercise of the Total R&D Warrant (“Total R&D Warrant”) pursuant to the Exchange Agreement, and (iv) shares issuable to certain selling stockholders upon exercise of warrants issued to them pursuant to that certain Securities Purchase Agreement, dated as of July 24, 2015 (the “SPA”), by and among the Company, and the investors named therein (such warrants, the “Private Offering Warrants”).

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices.  We provide more information about how the selling stockholders may sell shares of common stock in the section titled “Plan of Distribution” on page 36.  We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these shares by the selling stockholders.  We will pay the expenses incurred in registering the shares, including legal and accounting fees.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “AMRS.”  On October 30, 2015, the closing price of our common stock was $1.69.

Investing in our securities involves risks.  See “Risk Factors” commencing on page 3.  You should carefully read this prospectus, the documents incorporated herein, and, if applicable, any prospectus supplement subsequently filed with respect to this prospectus, before making any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 4, 2015.

TABLE OF CONTENTS

INFORMATION CONTAINED IN THIS PROSPECTUS	i
SUMMARY	1
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	29
USE OF PROCEEDS	29
SELLING STOCKHOLDERS	29
PLAN OF DISTRIBUTION	34
DESCRIPTION OF CAPITAL STOCK	36
LEGAL MATTERS	39
EXPERTS	39
WHERE YOU CAN FIND MORE INFORMATION	39
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	40

INFORMATION CONTAINED IN THIS PROSPECTUS

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or, if applicable, any accompanying prospectus supplement or any free writing prospectus.  This prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, is delivered or securities are sold on a later date.

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SUMMARY

The following summary provides an overview of selected information related to this offering and does not contain all the information that you should consider before investing in our securities.  You should carefully read this entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 3, the financial statements and related notes and other information incorporated by reference in this prospectus, and, if applicable, any prospectus supplement or related free writing prospectus, and the additional information described under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” before buying securities in this offering. Unless the context otherwise requires, “AMRS,” the “Company,” “we,” “us,” “our” and similar names refer to Amyris, Inc. References to “selling stockholders” refer to the stockholders listed herein under the heading “Selling Stockholders” on page 29, who may sell shares from time to time as described in this prospectus.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process to register 129,506,565 shares of our common stock, or the Shares.  The shares of common stock registered hereunder consist of (i) outstanding shares held by certain of the selling stockholders, (ii) shares issuable to Temasek upon exercise of the Temasek Warrants, (iii) shares issuable to Total upon exercise of the Total R&D Warrant, and (iv) shares issuable to certain of the selling stockholders upon exercise of the Private Offering Warrants. The Shares are being registered for resale or other disposition by the selling stockholders. We will not receive any proceeds from the sale or other disposition of the Shares registered hereunder, or interests therein.

About Amyris, Inc.

Amyris has industrialized synthetic biology and is delivering renewable products globally into various markets ranging from consumer care to fuels. We believe industrial synthetic biology represents a third industrial revolution bringing together biology and engineering to generate new, more sustainable materials to meet the growing global demand. We have built a powerful technology platform, robust manufacturing capability, and a strong pipeline of ongoing collaborations with world-leading companies in a variety of industries. We are working to build demand for our current portfolio of products through a network of distributors and through direct sales in the cosmetics, flavors and fragrances, performance materials, and transportation fuels and lubricants markets. We are also engaged in collaborations across a variety of markets, including our current product markets and new markets, to drive additional product sales and partnership opportunities.

We were founded in 2003 in the San Francisco Bay Area by a group of scientists from the University of California, Berkeley. Our first major milestone came in 2005 when, through a grant from the Bill & Melinda Gates Foundation, we developed technology capable of creating microbial strains to produce artemisinic acid - a precursor of artemisinin, an effective anti-malarial drug. In 2008, we granted royalty-free licenses to allow Sanofi-Aventis (or Sanofi) to produce artemisinic acid using our technology. Since 2013, Sanofi has been distributing millions of artemisinin-based anti-malarial treatments incorporating this artemisinic acid. Building on our success with artemisinic acid, in 2007 we began applying our technology platform to develop, manufacture and sell sustainable alternatives to a broad range of materials.

We focused our initial development efforts primarily on the production of Biofene®, our brand of renewable farnesene, a long-chain, branched hydrocarbon molecule that we manufacture using engineered microbes in fermentation. Using farnesene as a first commercial building block molecule, we have developed a wide range of renewable products for our various target markets including cosmetics, pharmaceuticals, flavors and fragrances and fuels. Our technology platform allows us to rapidly develop microbial strains to produce other target molecules, and in 2014, we began manufacturing additional molecules for the flavors and fragrances industry.

Amyris' microbial engineering and screening technologies modify the way microorganisms process sugars in a fermentation process. We use our proprietary platform to design microbes, primarily yeast, to serve as living factories in established fermentation processes to convert plant-sourced sugars into high-value hydrocarbon molecules instead of low-value alcohol. The first two molecules we developed through this process were artemisinic acid and farnesene. In 2014, we began production of a third molecule at industrial scale and development of various other molecules in our labs. We and our partners develop products from these hydrocarbon ingredients for several target markets, including cosmetics, flavors and fragrances, performance materials, transportation fuels and lubricants. Further, in connection with our partners we have commercialized products for the cosmetics and flavors and fragrances markets.

We are able to use a wide variety of feedstocks for production, but have focused on accessing Brazilian sugarcane for our large-scale production because of its renewability, low cost and relative price stability. We have also successfully used other feedstocks such as sugar beets, corn dextrose, sweet sorghum and cellulosic sugars at our various manufacturing facilities.

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Our mission is to apply inspired science to deliver sustainable solutions for a growing world. We seek to become the world's leading provider of renewable, high-performance alternatives to non-renewable chemicals and fuels. In the past, choosing a renewable product often required producers to compromise on performance or price. With our technology, leading consumer brands can develop products made from renewable sources that offer equivalent or better performance and stable supply with competitive pricing. We call this our No Compromise® value proposition. We aim to improve the world one molecule at a time by providing consumers with the best alternatives.

We have developed and are operating our company under an innovative business model that generates cash from both collaborations and from product sales margins. We believe this combination will enable us to realize our vision of becoming the world’s leading renewable products company.

We were founded in 2003 and completed our initial public offering in 2010. As of September 30, 2015, we had 405 employees (including 240 in the United States and 165 in Brazil). Our corporate headquarters and pilot plant are located in Emeryville, California, and our Brazil headquarters and pilot plant are located in Campinas, Brazil. We have two operating subsidiaries, Amyris Brasil Ltda. (or Amyris Brasil) and Amyris Fuels LLC (or Amyris Fuels). Amyris Brasil oversees establishment and expansion of our production in Brazil. Amyris Fuels was originally established to help us develop fuel distribution capabilities in the United States by selling ethanol and reformulated ethanol-blended gasoline. In the third quarter of 2012, we transitioned out of the ethanol and ethanol-blended gasoline business, to focus our efforts on production and commercialization of renewable products.

Amyris, the Amyris logo, Biofene, Biossance, Dial-A-Blend, Diesel de Cana, Evoshield, µPharm, Myralene, Muck Daddy, Neossance, “Beauty is in our biology”, “No Compromise”, and “You Muck Up. We Clean Up.” are trademarks or registered trademarks of Amyris, Inc. This prospectus also contains trademarks and trade names of other business that are the property of their respective holders.

Our principal executive offices are located at 5885 Hollis Street, Suite 100, Emeryville, CA 94608 and our telephone number at that address is (510) 450-0761.

_________________

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below, which may be amended, supplemented, or superseded from time to time by reports we file with the SEC in the future. These risk factors should be read together with the financial and other information contained or incorporated by reference in this prospectus before making a decision to buy our common stock. If any of the risks actually occur, our business, financial condition and results of operations could suffer. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment in our common stock.

Additional risks and uncertainties beyond those set forth in our reports and not presently known to us or that we currently deem immaterial may also affect our operations. Any risks and uncertainties, whether set forth in our reports or otherwise, could cause our business, financial condition, results of operations and future prospects to be materially and adversely harmed. The trading price of our common stock could decline due to any of these risks and uncertainties, and, as a result, you may lose all or part of your investment.

Risks Related to Our Business

We have incurred losses to date, anticipate continuing to incur losses in the future, and may never achieve or sustain profitability.

We have incurred significant losses in each year since our inception and believe that we will continue to incur losses and negative cash flow from operations into at least 2016. As of June 30, 2015, we had an accumulated deficit of $918.5 million and had cash, cash equivalents and short term investments of $12.1 million. We have significant outstanding debt and contractual obligations related to capital and operating leases, as well as purchase commitments of $2.4 million. As of June 30, 2015, our debt totaled $284.0 million, net of discount of $37.3 million, of which $21.4 million matures within the next twelve months. In addition to upcoming debt maturities, our debt service obligations over the next twelve months are significant and may include potential early conversion payments of up to approximately $18.9 million (assuming all note holders convert) that could become due at any time after May 15, 2015 under our outstanding 144A Notes. Furthermore, our debt agreements contain various financial and operating covenants, including restrictions on our business that could cause us to be at risk of defaults. We expect to incur additional costs and expenses related to the continued development and expansion of our business, including construction and operation of our manufacturing facilities, contract manufacturing, research and development operations, and operation of our pilot plants and demonstration facility. There can be no assurance that we will ever achieve or sustain profitability on a quarterly or annual basis.

We have limited experience producing our products at commercial scale and may not be able to commercialize our products to the extent necessary to sustain and grow our current business.

To commercialize our products, we must be successful in using our yeast strains to produce target molecules at commercial scale and at a commercially viable cost. If we cannot achieve commercially-viable production economics for enough products to support our business plan, including through establishing and maintaining sufficient production scale and volume, we will be unable to achieve a sustainable integrated renewable products business. Virtually all of our production capacity is through a purpose-built, large-scale production plant in Brotas, Brazil. This plant commenced operations in 2013, and scaling and running the plant has been, and continues to be, a time-consuming, costly, uncertain and expensive process. Given our limited experience commissioning and operating our own manufacturing facilities and our limited financial resources, we cannot be sure that we will be successful in achieving production economics that allow us to meet our plans for commercialization of various products we intend to offer. In addition, until very recently we have only produced Biofene at the Brotas plant. Our attempts to scale production of new molecules at the plant are subject to uncertainty and risk. For example, even to the extent we successfully complete product development in our laboratories and pilot and demonstration facilities, and at contract manufacturing facilities, we may be unable to translate such success to large-scale, purpose-built plants. If this occurs, our ability to commercialize our technology will be adversely affected and we may be unable to produce and sell any significant volumes of our products. Also, with respect to products that we are able to bring to market, we may not be able to lower the cost of production, which would adversely affect our ability to sell such products profitably.

We will require significant inflows of cash from financing and collaboration transactions to fund our anticipated operations and to service our debt obligations and may not be able to obtain such financing and collaboration funding on favorable terms, if at all.

Our planned 2015 and 2016 working capital needs, our planned operating and capital expenditures for 2015 and 2016, and our ability to service our outstanding debt obligations are dependent on significant inflows of cash from existing and new collaboration partners and cash contribution from growth in renewable product sales. We will continue to need to fund our research and development and related activities and to provide working capital to fund production, storage, distribution and other aspects of our business. Some of our anticipated financing sources, such as research and development collaborations, are subject to the risk that we cannot meet milestones, that the collaborations may end prematurely for reasons that may be outside of our control (including technical infeasibility of the project or a collaborator’s right to terminate without cause), or the collaborations are not yet subject to definitive agreements or mandatory funding commitments and, if needed, we may not be able to secure additional types of financing in a timely manner or on reasonable terms, if at all. The inability to generate sufficient cash flow, as described above, could have an adverse effect on our ability to continue with our business plans and our status as a going concern.

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If we are unable to raise additional financing, or if other expected sources of funding are delayed or not received, we would need to take some or all of the following actions as early as the fourth quarter of 2015 to support our liquidity needs through the remainder of 2015 and into 2016:

•	effect significant headcount reductions, particularly with respect to employees not connected to critical or contracted activities across all functions of the Company, including employees involved in general and administrative, research and development, and production activities;

•	shift focus to existing products and customers with significantly reduced investment in new product and commercial development efforts;

•	reduce production activity at our Brotas manufacturing facility to levels only sufficient to satisfy volumes required for product revenues forecast from existing products and customers;

•	reduce expenditures for third party contractors, including consultants, professional advisors and other vendors;

•	reduce or delay uncommitted capital expenditures, including non-essential facility and lab equipment, and information technology projects; and/or

•	closely monitor the Company working capital position with customers and suppliers, as well as suspend operations at certain pilot plants and demonstration facilities.

Implementing the above plan could have a negative impact on our ability to continue our business as currently contemplated, including, without limitation, delays or failures in our ability to:

•	achieve planned production levels;

•	develop and commercialize products within planned timelines or at planned scales; and

•	continue other core activities.

Furthermore, any inability to scale-back operations as necessary, and any unexpected liquidity needs, could create pressure to implement more severe measures. Such measures could have an adverse effect on our ability to meet contractual requirements, including obligations to maintain manufacturing operations, and increase the severity of the consequences described above.

Future revenue is difficult to predict, and our failure to predict revenue accurately may cause our results to be below our expectations or those of analysts or investors and could result in our stock price declining.

Our revenues are comprised of product revenues and grants and collaborations revenues. We generate the substantial majority of our product revenues from sales to distributors or collaborators and only a small portion from direct sales. Our collaboration and distribution agreements do not include any specific purchase obligations. The sales volume of our products in any given period has been difficult to predict. A significant portion of our product sales is dependent upon the interest and ability of third party distributors to create demand for, and generate sales of, such products to end-users. For example, if such distributors are unsuccessful in creating pull-through demand for our products with their customers, such distributors may purchase less of our products from us than we expect. In addition, many of our new and novel products are intended to be a component of other companies’ products; therefore, sales of our products may be contingent on our collaborators’ and/or customers’ timely and successful development and commercialization of end-use products that incorporate our products. Furthermore, we are beginning to market and sell some of our products directly to end-consumers, initially in the cosmetics and industrial cleaning markets. Because we have no prior experience in marketing and selling directly to consumers, it is difficult to predict how successful our efforts will be and we may not achieve the product sales we expect to achieve in the timeline we anticipate (if at all).

These factors have made it difficult to predict future revenue and have resulted in our revenue being below our previously announced guidance or analysts’ estimates. We continue to face these risks in the future, which may cause our stock price to decline.

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A limited number of distributors, customers and collaboration partners account for a significant portion of our revenue, and the loss of major distributors, customers or collaboration partners could harm our operating results.

Our revenues have varied significantly from quarter to quarter and are dependent on sales to, and collaborations with, a limited number of distributors, customers and/or collaboration partners. We cannot be certain that distributors, customers and/or collaboration partners that have accounted for significant revenue in past periods, individually or as a group, will continue to generate similar revenue in any future period. If we fail to renew with, or if we lose a major distributor, customer or collaborator or group of distributors, customers or collaborators, our revenue could decline if we are unable to replace the lost revenue with revenue from other sources.

Our existing financing arrangements may cause significant risks to our stockholders and may impact our ability to pursue certain transactions and operate our business.

As of June 30, 2015, our debt totaled $284.0 million, net of discount of $37.3 million, of which $21.4 million matures within the next twelve months. After giving effect to the cancellation of indebtedness pursuant to the Exchange and the Commercial Agreements, our outstanding indebtedness at June 30, 2015 would have been approximately $142.2 million. Our cash balance is substantially less than the principal amount of such debt, and we will be required to generate cash from operations or raise additional working capital through future financings or sales of assets to enable us to repay this indebtedness as it becomes due. There can be no assurance that we will be able to do so.

In addition, we have agreed to significant covenants in connection with our debt financing transactions. For example, our loan facility with Hercules (the “Hercules Loan Facility”) required us to maintain unrestricted, unencumbered cash in an amount equal to at least 50% of the principal amount outstanding under this facility and to pay $0.8 million if we had not canceled or drawn on an additional credit facility or raised at least $20 million of new equity financing by June 30, 2015. A failure to comply with the covenants and other provisions of our debt instruments, including any failure to make a payment when required would generally result in events of default under such instruments, which could permit acceleration of such indebtedness. If such indebtedness is accelerated, it would generally also constitute an event of default under our other outstanding indebtedness permitting acceleration of such other outstanding indebtedness. Any required repayment of our indebtedness as a result of acceleration or otherwise would lower our current cash on hand such that we would not have those funds available for use in our business or for payment on other outstanding indebtedness.

If we are at any time unable to generate sufficient cash flow from operations to service our indebtedness when payment is due, we may be required to attempt to renegotiate the terms of the instruments relating to the indebtedness, seek to refinance all or a portion of the indebtedness or obtain additional financing. There can be no assurance that we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us. Any debt financing that is available could cause us to incur substantial costs and subject us to covenants that significantly restrict our ability to conduct our business. If we seek to complete additional equity financings, the interests of existing equity holders will be diluted.

In addition, the covenants in our debt agreements materially limit our ability to take certain actions, including our ability to incur indebtedness, pay dividends, make certain investments and other payments, enter into certain mergers and consolidations, and encumber and dispose of assets. For example, the purchase agreement for the Tranche I and Tranche II Notes requires us to obtain the consent of a majority of the purchasers of these notes before completing any change-of-control transaction, or purchasing assets in one transaction or a series of related transactions in an amount greater than $20.0 million, in each case while the notes are outstanding. The holders of these notes also have pro rata rights under which they could cancel up to the full amount of their outstanding notes to pay for equity securities that we issue in certain financings, which could delay or prevent us from completing such financings.

Our substantial leverage could adversely affect our ability to fulfill our obligations under our existing indebtedness and may place us at a competitive disadvantage in our industry.

Even after completing the Exchange, we continue to have substantial debt outstanding and we may incur additional indebtedness from time to time to finance working capital, product development efforts, strategic acquisitions, investments and alliances, capital expenditures or other general corporate purposes, subject to the restrictions contained in our existing indebtedness and in any other agreements under which we incur indebtedness. Our significant indebtedness and debt service requirements could adversely affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities. For example, our high level of indebtedness presents the following risks:

•	we are required to use a substantial portion of our cash flow from operations to pay principal and interest on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts, acquisitions, investments and strategic alliances and other general corporate requirements;

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•	our substantial leverage increases our vulnerability to economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry and could limit our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategies;

•	our level of indebtedness and the covenants within our debt instruments may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements;

•	our level of indebtedness may prevent us from raising funds necessary to repurchase notes tendered to us if there is a “fundamental change” or pay the interest make-whole payment that may be due in cash in connection with certain conversions of the notes under the indenture governing the notes; and

•	our substantial leverage may make it difficult for us to attract additional financing when needed.

If, at any time, we are unable to generate sufficient cash flow from operations to service our indebtedness as payment is due, we may be required to attempt to renegotiate the terms of the instruments relating to the indebtedness, seek to refinance all or a portion of the indebtedness or obtain additional financing. There can be no assurance that we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us.

A failure to comply with the covenants and other provisions of our debt instruments, including any failure to make a payment when required, could result in events of default under such instruments, which could permit acceleration of such indebtedness. If such indebtedness is accelerated, it could also constitute an event of default under our other outstanding indebtedness. Any required repayment of our indebtedness as a result of acceleration or otherwise would lower our current cash on hand such that we would not have those funds available for use in our business or for payment on the notes.

Our GAAP operating results could fluctuate substantially due to the accounting for the early conversion payment features of outstanding convertible promissory notes.

Several of our outstanding convertible debt instruments are accounted for under Accounting Standards Codification 815, Derivatives and Hedging (or ASC 815) as an embedded derivative. For instance, with respect to our 144A Notes, if the holders elect convert their 144A Notes on or after May 15, 2015, and if the last reported sale price of our common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending within five trading days immediately prior to the date we receive a notice of such election exceeds the conversion price in effect on each such trading day, such converting holders will receive an early conversion payment equal to the present value of the remaining scheduled payments of interest that would have been made on the 144A Notes being converted from the earlier of the date that is three years after the date we receive such notice of conversion and maturity of the 144A Notes. The early conversion payment feature of the 144A Notes is accounted for under ASC 815 as an embedded derivative. ASC 815 requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The fair value of the derivative is remeasured to fair value at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value of the derivative being charged to earnings (loss). We have determined that we must bifurcate and account for the Early Conversion Payment feature of the notes as an embedded derivative in accordance with ASC 815. We have recorded this embedded derivative liability as a non-current liability on our consolidated balance sheet with a corresponding debt discount at the date of issuance that is netted against the principal amount of the 144A Notes. The derivative liability is remeasured to fair value at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value of the derivative liability being recorded in other income and loss. There is no current observable market for this type of derivative and, as such, we determine the fair value of the embedded derivative using the binomial lattice model. The valuation model uses the stock price, conversion price, maturity date, risk-free interest rate, estimated stock volatility and estimated credit spread. Changes in the inputs for these valuation models may have a significant impact on the estimated fair value of the embedded derivative liabilities. For example, an increase in the Company’s stock price results in an increase in the estimated fair value of the embedded derivative liabilities. The embedded derivative liability may have, on a GAAP basis, a substantial effect on our balance sheet from quarter to quarter and it is difficult to predict the effect on our future GAAP financial results, since valuation of these embedded derivative liabilities are based on factors largely outside of our control and may have a negative impact on our earnings and balance sheet.

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If our major production facilities do not successfully commence or scale up operations, our customer relationships, business and results of operations may be adversely affected.

A substantial component of our planned production capacity in the near and long term depends on successful operations at our initial and planned large-scale production plants in Brazil. We are in the early stages of operating our first purpose-built, large-scale production plant in Brotas, Brazil and may complete construction of certain other facilities in the coming years. Delays or problems in the construction, start-up or operation of these facilities will cause delays in our ramp-up of production and hamper our ability to reduce our production costs. Delays in construction can occur due to a variety of factors, including regulatory requirements and our ability to fund construction and commissioning costs. For example, in 2012 we determined it was necessary to delay further construction of our large-scale manufacturing facility with São Martinho in order to focus on the construction and commissioning of our Brotas facility and we are currently in the process of negotiating agreements for termination of certain joint venture agreements and amendments of others to reflect ongoing discussions regarding next steps for our relationship with São Martinho. Once our large-scale production facilities are built, we must successfully commission them and they must perform as we have designed them. If we encounter significant delays, cost overruns, engineering issues, contamination problems, equipment or raw material supply constraints, unexpected equipment maintenance requirements, safety issues, work stoppages or other serious challenges in bringing these facilities online and operating them at commercial scale, we may be unable to produce our initial renewable products in the time frame we have planned. For example, we have just begun using our plant at Brotas to produce molecules beyond Biofene, and we have, until recently, only successfully produced Biofene at scale at the plant. In order to produce additional molecules at Brotas, we have been and will be required to perform thorough transition activities, and modify the design of the plant. Any modifications to the production plant could cause complications in the start-up and operations of the plant, which could result in delays or failures in production. We may also need to continue to use contract manufacturing sources more than we expect (e.g., if the modifications to the Brotas plant are not successful or have a negative impact on the plant’s operations), which would reduce our anticipated gross margins and may prevent us from accessing certain markets for our products. Further, if our efforts to increase (or commence, as the case may be) production at these facilities are not successful, other mill owners in Brazil or elsewhere may decide not to work with us to develop additional production facilities, demand more favorable terms or delay their commitment to invest capital in our production.

Our reliance on the large-scale production plant in Brotas, Brazil subjects us to execution and economic risks.

Our decision to focus our efforts for production capacity on the manufacturing facility in Brotas, Brazil means that we have limited manufacturing sources for our products in 2015 and beyond. Accordingly, any failure to establish operations at that plant could have a significant negative impact on our business, including our ability to achieve commercial viability for our products. With the facility in Brotas, Brazil, we are, for the first time, operating a commercial fermentation and separation facility ourselves. We may face unexpected difficulties associated with the operation of the plant. For example, we have in the past, at certain contract manufacturing facilities and at the Brotas facility, encountered delays and difficulties in ramping up production based on contamination in the production process, problems with plant utilities, lack of automation and related human error, issues arising from process modifications to reduce costs and adjust product specifications or transition to producing new molecules, and other similar challenges. We cannot be certain that we will be able to remedy all of such challenges quickly or effectively enough to achieve commercially viable near-term production costs and volumes.

To the extent we secure collaboration arrangements with new or existing partners, we may be required to make significant capital investments at our existing or new facilities in order to produce molecules or other products for such collaborations. Any failure or difficulties in establishing, building up or retooling our operations for these new collaboration arrangements could have a significant negative impact on our business, including our ability to achieve commercial viability for our products, lead to the inability to meet our contractual obligations and could cause us to allocate capital, personnel and other resources from our organization which could adversely affect our business and reputation.

As part of our arrangement to build the plant in Brotas, Brazil we have an agreement with Tonon Bioenergia S.A. (formerly Paraíso Bioenergia and referred to herein as Tonon) to purchase from Tonon sugarcane juice corresponding to a certain number of tons of sugarcane per year, along with specified water and vapor volumes. Until this annual volume is reached, we are restricted from purchasing sugarcane juice for processing in the facility from any third party, subject to limited exceptions, unless we pay the premium to Tonon that we would have paid if we bought the juice from them. As such, we will be relying on Tonon to supply such juice and utilities on a timely basis, in the volumes we need, and at competitive prices. If a third party can offer superior prices and Tonon does not consent to our purchasing from such third party, we would be required to pay Tonon the applicable premium, which would have a negative impact on our production cost. Furthermore, we agreed to pay a price for the juice that is based on the lower of the cost of two other products produced by Tonon using such juice, plus a premium. Tonon may not want to sell sugarcane juice to us if the price of one of the other products is substantially higher than the one setting the price for the juice we purchase. While the agreement provides that Tonon would have to pay a penalty to us if it fails to supply the agreed-upon volume of juice for a given month, the penalty may not be enough to compensate us for the increased cost if third-party suppliers do not offer competitive prices. Also, if the prices of the other products produced by Tonon increase, we could be forced to pay those increased prices for production without a related increase in the price at which we can sell our products, reducing or eliminating any margins we can otherwise achieve. If in the future these supply terms no longer provide a viable economic structure for the operation in Brotas, Brazil we may be required to renegotiate our agreement, which could result in manufacturing disruptions and delays.

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Furthermore, as we continue to scale up production of our products, both through contract manufacturers and at our large-scale production plant in Brotas, Brazil, we may be required to store increasing amounts of our products for varying periods of time and under differing temperatures or other conditions that cannot be easily controlled, which may lead to a decrease in the quality of our products and their utility profiles and could adversely affect their value. If our stored products degrade in quality, we may suffer losses in inventory and incur additional costs in order to further refine our stored products or we may need to make new capital investments in shipping, improved storage or sales channels and related logistics.

Our joint venture with São Martinho S.A., whether terminated or continued, will subject us to certain legal and financial terms that could adversely affect us.

We are currently a party to various agreements with São Martinho S.A. (or SMSA) that contemplated the construction of another large-scale manufacturing facility as a joint venture in Brazil through a joint venture company called SMA Indústria Química S.A. (or SMA). Under these agreements, we were responsible for designing and managing the construction project and the initial construction costs of the SMA facility. We projected the construction costs of the project to be approximately $100.0 million. While we completed a significant portion of the construction of the plant before 2012, we delayed further construction and commissioning of the plant while we constructed and commissioned our production plant in Brotas, Brazil. In February 2014, we updated and documented with SMSA certain preexisting business plan requirements related to the start-up of construction at the plant and, while it was anticipated that the joint venture with SMSA would terminate by its terms in August 2015, as of the date hereof, we are in the process of negotiating agreements for termination of certain joint venture agreements and amendments of other joint venture agreements to reflect ongoing discussions regarding next steps for our relationship with SMSA. Upon termination of the joint venture agreements, Amyris would be required to purchase the SMA shares held by SMSA for R$50,000 and remove certain SMA property from the plan site leased to SMA by SMSA. We believe any decision to discontinue the joint venture does not have an adverse impact on our revenues or operations, and that our existing manufacturing plant at Brotas in Brazil provides us with sufficient capacity to meet our near and mid-term business needs. If the joint venture agreements are terminated, this may trigger a non-cash impairment charge of up to approximately $38 million, depending on the nature of such termination and the planned use of assets currently in SMA. Even if the parties determine not to proceed with SMA (or to reestablish SMA after any termination), based on our shifting manufacturing priorities and uncertainty regarding financing availability, we cannot currently predict exactly when or if our facility at SMSA would be completed or commence commercial operations, which means that any of SMSA’s anticipated contribution might continue to be delayed and may never occur.

If we are ultimately successful in establishing the plant at SMSA, the agreements governing the joint venture might subject us to terms that may not be favorable to us under certain conditions. For example, under the existing joint venture agreements, we are required to purchase the output of the joint venture for the first four years at a price that guarantees the return of SMSA’s investment plus a fixed surcharge rate. If new agreements are entered into on similar terms, we may not be able to sell the output at a price that allows us to achieve anticipated, or any, level of profitability on the product we acquire under these terms. Similarly, the return that we might be required to provide the joint venture for products after the first four years may have an adverse effect on any profitability we achieve from acquiring the mill’s output. Additionally, we might be required to purchase the output of the joint venture regardless of whether we have a customer for such output, and our results of operations and financial condition would be adversely affected if we are unable to sell the output that we are required to purchase.

Loss or termination of contract manufacturing relationships could harm our ability to meet our production goals.

As we have focused on building and commissioning our own plant and improving our production economics, we have reduced our use of contract manufacturing and have terminated relationships with some of our contract manufacturing partners. The failure to have multiple available supply options for farnesene or other target molecules could create a risk for us if a single source or a limited number of sources of manufacturing runs into operational issues. In addition, if we are unable to secure the services of contract manufacturers when and as needed, we may lose customer opportunities and the growth of our business may be impaired. We cannot be sure that contract manufacturers will be available when we need their services, that they will be willing to dedicate a portion of their capacity to our projects, or that we will be able to reach acceptable price and other terms with them for the provision of their production services. If we shift priorities and adjust anticipated production levels (or cease production altogether) at contract manufacturing facilities, such adjustments or cessations could also result in disputes or otherwise harm our business relationships with contract manufacturers. In addition, reducing or stopping production at one facility while increasing or starting up production at another facility generally results in significant losses of production efficiency, which can persist for significant periods of time. Also, in order for production to commence under our contract manufacturing arrangements, we generally must provide equipment, and we cannot be assured that such equipment can be ordered or installed on a timely basis, at acceptable costs, or at all. Further, in order to establish new manufacturing facilities, we need to transfer our yeast strains and production processes from lab to commercial plants controlled by third parties, which may pose technical or operational challenges that delay production or increase our costs.

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Our use of contract manufacturers exposes us to risks relating to costs, contractual terms and logistics.

While we have commenced commercial production at the Brotas, Brazil plant, we continue to commercially produce, process and manufacture some specialty molecules through the use of contract manufacturers, and we anticipate that we will continue to use contract manufacturers for the foreseeable future for chemical conversion and production of end-products and, to mitigate cost and volume risks at our large-scale production facilities, for production of Biofene and other fermentation target compounds. Establishing and operating contract manufacturing facilities requires us to make significant capital expenditures, which reduces our cash and places such capital at risk. For example, based on an evaluation of our assets associated with contract manufacturing facilities and anticipated levels of use of such facilities, we recorded zero from write-off of assets related to contract manufacturing (included in loss on purchase commitments and write off of property, plant and equipment of approximately zero for the six months ended June 30, 2015 and $1.8 million for the year ended December 31, 2014). Also, contract manufacturing agreements may contain terms that commit us to pay for capital expenditures and other costs incurred or expected to be earned by the plant operators and owners, which can result in contractual liability and losses for us even if we terminate a particular contract manufacturing arrangement or decide to reduce or stop production under such an arrangement. For example, in June 2013, we entered into a termination agreement with a contract manufacturer that required us to make payments totaling $8.8 million in 2013, of which $3.6 million was to satisfy outstanding obligations and $5.2 million was in lieu of additional payments otherwise owed.

The locations of contract manufacturers can pose additional cost, logistics and feedstock challenges. If production capacity is available at a plant that is remote from usable chemical finishing or distribution facilities, or from customers, we will be required to incur additional expenses in shipping products to other locations. Such costs could include shipping costs, compliance with export and import controls, tariffs and additional taxes, among others. In addition, we may be required to use feedstock from a particular region for a given production facility. The feedstock available in a particular region may not be the least expensive or most effective feedstock for production, which could significantly raise our overall production cost or reduce our product’s quality until we are able to optimize the supply chain.

If we are unable to reduce our production costs, we may not be able to produce our products at competitive prices and our ability to grow our business will be limited.

In order to be competitive in the markets we are targeting, our products must have superior qualities or be competitively priced relative to alternatives available in the market. Currently, our costs of production are not low enough to allow us to offer some of our planned products at competitive prices relative to alternatives available in the market. Our production costs depend on many factors that could have a negative effect on our ability to offer our planned products at competitive prices, including, in particular, our ability to establish and maintain sufficient production scale and volume, and feedstock cost. For example, see “—We have limited experience producing our products at commercial scale and may not be able to commercialize our products to the extent necessary to sustain and grow our current business,” “—Our manufacturing operations require sugar feedstock, and the inability to obtain such feedstock in sufficient quantities or in a timely manner, or at reasonable prices, may limit our ability to produce products profitably or at all,” and “—The price of sugarcane and other feedstocks can be volatile as a result of changes in industry policy and may increase the cost of production of our products.”

We face financial risk associated with scaling up production to reduce our production costs. To reduce per-unit production costs, we must increase production to achieve economies of scale and to be able to sell our products with positive margins. However, if we do not sell production output in a timely manner or in sufficient volumes, our investment in production will harm our cash position and generate losses. Additionally, we may incur added costs in storage and we may face issues related to the decrease in quality of our stored products, which could adversely affect the value of such products. Since achieving competitive product prices generally requires increased production volumes and our manufacturing operations and cash flows from sales are in their early stages, we have had to produce and sell products at a loss in the past, and may continue to do so as we build our business. If we are unable to achieve adequate revenues from a combination of product sales and other sources, we may not be able to invest in production and we may not be able to pursue our business plans.

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Key factors beyond production scale and feedstock cost that impact our production costs include yield, productivity, separation efficiency and chemical process efficiency. Yield refers to the amount of the desired molecule that can be produced from a fixed amount of feedstock. Productivity represents the rate at which our product is produced by a given yeast strain. Separation efficiency refers to the amount of desired product produced in the fermentation process that we are able to extract and the time that it takes to do so. Chemical process efficiency refers to the cost and yield for the chemical finishing steps that convert our target molecule into a desired product. In order to successfully enter transportation fuels and certain chemical markets, we must produce those products at significantly lower costs, which will require both substantially higher yields than we have achieved to date and other significant improvements in production efficiency, including in productivity and in separation and chemical process efficiencies. There can be no assurance that we will be able to make these improvements or reduce our production costs sufficiently to offer our planned products at competitive prices, and any such failure could have a material adverse impact on our business and prospects.

Our ability to establish substantial commercial sales of our products is subject to many risks, any of which could prevent or delay revenue growth and adversely impact our customer relationships, business and results of operations.

There can be no assurance that our products will be approved or accepted by customers, that customers will choose our products over competing products, or that we will be able to sell our products profitably at prices and with features sufficient to establish demand. The markets we have entered first are primarily those for specialty chemical products used by large consumer products or specialty chemical companies. In entering these markets, we have sold and we intend to sell our products as alternatives to chemicals currently in use, and in some cases the chemicals that we seek to replace have been used for many years. The potential customers for our molecules generally have well developed manufacturing processes and arrangements with suppliers of the chemical components of their products and may have a resistance to changing these processes and components. These potential customers frequently impose lengthy and complex product qualification procedures on their suppliers, influenced by consumer preference, manufacturing considerations such as process changes and capital and other costs associated with transitioning to alternative components, supplier operating history, established business relationships and agreements, regulatory issues, product liability and other factors, many of which are unknown to, or not well understood by, us. Satisfying these processes may take many months or years. If we are unable to convince these potential customers (and the consumers who purchase products containing such chemicals) that our products are comparable to the chemicals that they currently use or that the use of our products is otherwise to their benefits, we will not be successful in entering these markets and our business will be adversely affected.

In order for our diesel fuel to be accepted in various countries around the world, a significant number of diesel engine manufacturers or operators of large trucking fleets, must determine that the use of our fuels in their equipment will not invalidate product warranties and that they otherwise regard our diesel fuel as an acceptable fuel so that our diesel fuel will have appropriately large and accessible addressable markets. In addition, we must successfully demonstrate to these manufacturers that our fuel does not degrade the performance or reduce the life cycle of their engines or cause them to fail to meet applicable emissions standards. These certification processes include fuel analysis modeling and the testing of engines and their components to ensure that the use of our diesel fuel does not degrade performance or reduce the lifecycle of the engine or cause them to fail to meet applicable emissions standards.

Additionally, we may be subject to product safety testing and may be required to meet certain regulatory and/or product safety standards. Meeting these standards can be a time consuming and expensive process, and we may invest substantial time and resources into such qualification efforts without ultimately securing approval. To date, our diesel fuel has achieved limited approvals from certain engine manufacturers, but we cannot be assured that other engine or vehicle manufacturers or fleet operators, will approve usage of our fuels. To distribute our diesel fuel, we must also meet requirements imposed by pipeline operators and fuel distributors. If these operators impose volume or other limitations on the transport of our fuels, our ability to sell our fuels may be impaired.

Our ability to enter the fuels market is also dependent upon our ability to continue to achieve the required regulatory approvals in the global markets in which we will seek to sell our fuel products. These approvals primarily involve clearance by the relevant environmental agencies in the particular jurisdiction and are described below under the risk factors, “Our use of genetically-modified feedstocks and yeast strains to produce our products subjects us to risks of regulatory limitations and rejection of our products,” “We may not be able to obtain regulatory approval for the sale of our renewable products,” and “We may incur significant costs complying with environmental laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.”

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We expect to face competition for our specialty chemical and transportation fuels products from providers of petroleum-based products and from other companies seeking to provide alternatives to these products, and if we cannot compete effectively against these companies or products we may not be successful in bringing our products to market or further growing our business after we do so.

We expect that our renewable products will compete with both the traditional, largely petroleum-based specialty chemical and fuels products that are currently being used in our target markets and with the alternatives to these existing products that established enterprises and new companies are seeking to produce.

In the specialty chemical markets that we are initially entering, and in other chemical markets that we may seek to enter in the future, we will compete primarily with the established providers of chemicals currently used in products in these markets. Producers of these incumbent products include global oil companies, large international chemical companies and companies specializing in specific products, such as squalane or essential oils. We may also compete in one or more of these markets with products that are offered as alternatives to the traditional petroleum-based or other traditional products being offered in these markets.

In the transportation fuels market, we expect to compete with independent and integrated oil refiners, advanced biofuels companies and biodiesel companies. Refiners compete with us by selling traditional fuel products and some are also pursuing hydrocarbon fuel production using non-renewable feedstocks, such as natural gas and coal, as well as processes using renewable feedstocks, such as vegetable oil and biomass. We also expect to compete with companies that are developing the capacity to produce diesel and other transportation fuels from renewable resources in other ways. These include advanced biofuels companies using specific enzymes that they have developed to convert cellulosic biomass, which is non-food plant material such as wood chips, corn stalks and sugarcane bagasse, into fermentable sugars. Similar to us, some companies are seeking to use engineered microbes, such as yeast, bacteria and algae, to convert sugars, in some cases from cellulosic biomass and in others from more refined sugar sources, into renewable diesel and other fuels. Biodiesel companies convert vegetable oils and animal oils into diesel fuel and some are seeking to produce diesel and other transportation fuels using thermochemical methods to convert biomass into renewable fuels.

With the emergence of many new companies seeking to produce chemicals and fuels from alternative sources, we may face increasing competition from alternative fuels and chemicals companies. As they emerge, some of these companies may be able to establish production capacity and commercial partnerships to compete with us. If we are unable to establish production and sales channels that allow us to offer comparable products at attractive prices, we may not be able to compete effectively with these companies.

We believe the primary competitive factors in both the chemicals and fuels markets are:

•	product price;

•	product performance and other measures of quality;

•	infrastructure compatibility of products;

•	sustainability; and

•	dependability of supply.

The oil companies, large chemical companies and well-established agricultural products companies with whom we compete are much larger than us, have, in many cases, well developed distribution systems and networks for their products, have valuable historical relationships with the potential customers we are seeking to serve and have much more extensive sales and marketing programs in place to promote their products. In order to be successful, we must convince customers that our products are at least as effective as the traditional products they are seeking to replace and we must provide our products on a cost basis that does not greatly exceed these traditional products and other available alternatives. Some of our competitors may use their influence to impede the development and acceptance of renewable products of the type that we are seeking to produce.

We believe that for our chemical products to succeed in the market, we must demonstrate that our products are comparable alternatives to existing products and to any alternative products that are being developed for the same markets based on some combination of product cost, availability, performance, and consumer preference characteristics. With respect to our diesel and other transportation fuels products, we believe that our product must perform as effectively as petroleum-based fuel, or alternative fuels, and be available on a cost basis that does not greatly exceed these traditional products and other available alternatives. In addition, with the wide range of renewable fuels products under development, we must be successful in reaching potential customers and convincing them that ours are effective and reliable alternatives.

Our relationship with our strategic partner, Total, and certain rights we have granted to Total and other existing stockholders in relation to our future securities offerings have substantial impacts on our company.

We have a license, development, research and collaboration agreement with Total, under which we may develop, produce and commercialize products with Total. Under this agreement, Total has a right of first negotiation with respect to certain exclusive commercialization arrangements that we would propose to enter into with third parties, as well as the right to purchase any of our products on terms not less favorable than those offered to or received by us from third parties in any market where Total or its affiliates have a significant market position. These rights might inhibit potential strategic partners or potential customers from entering into negotiations with us about future business opportunities. Total also has the right to terminate this agreement if we undergo a sale or change of control to certain entities, which could discourage a potential acquirer from making an offer to acquire us.

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Under certain other agreements with Total related to its original investment in our capital stock, for as long as Total owns 10% of our voting securities, it has rights to an exclusive negotiation period if our Board of Directors decides to sell our company. Total also has the right to designate one director to serve on our Board of Directors. Also, in connection with Total’s investments, our certificate of incorporation includes a provision that excludes Total from prohibitions on business combinations between Amyris and an “interested stockholder.” These provisions could have the effect of discouraging potential acquirers from making offers to acquire us, and give Total more access to Amyris than other stockholders if Total decides to pursue an acquisition.

Additionally, in connection with subsequent investments by Total in Amyris, we granted Total, among other investors, a right of first investment if we propose to sell securities in a private placement financing transaction. With these rights, Total and other investors may subscribe for a portion of any new financing and require us to comply with certain notice periods, which could discourage other investors from participating, or cause delays, in our ability to close such a financing. Further, Total and other holders of notes issued in the first and second tranches of the August 2013 Financing (or, the Tranche I Notes and Tranche II Notes, respectively) have a right to cancel certain outstanding Tranche I Notes and Tranche II Notes to exercise pro rata rights under the August 2013 SPA. To the extent Total or other investors exercise these rights, it will reduce the cash proceeds we may realize from the relevant financing.

Our joint venture with Total limits our ability to independently develop and commercialize farnesene-based jet fuels.

In July 2012 and December 2013, we entered into a series of agreements with Total to establish a research and development program regarding farnesene-based diesel and jet fuels and to form a joint venture, Total Amyris BioSolutions B.V., or JVCO, to produce and commercialize such products worldwide. In connection with the Exchange, we and Total expect to amend the agreements related to JVCO as follows: (i) increase Total’s ownership of JVCO’s stock to 75% and decrease our ownership of JVCO’s stock to 25%; (ii) limit JVCO’s exclusive, worldwide license under our intellectual property to producing and commercializing only farnesene-based jet fuels, subject to an exception for our jet fuels business in Brazil; (iii) grant JVCO an option, exercisable no later than March 1, 2018, to purchase our jet fuels business in Brazil pursuant to an agreed upon valuation process; and (iv) revert all previously granted diesel fuel rights to us. JVCO would retain a right to exercise a non-exclusive license to optimize or engineer yeast strains we use to produce farnesene for JVCO’s jet fuels, which license becomes exercisable after July 31, 2016 if we do not achieve technical goals in the underlying farnesene research and development program and do not negotiate an extension by such date. As a result of these licenses, we generally no longer have an independent right to make or sell farnesene-based jet fuels outside of Brazil without the approval of Total. If, for any reason, JVCO is not fully supported, or is not successful, and JVCO does not allow us to pursue farnesene-based jet fuels independently, this joint venture arrangement could impair our ability to develop and commercialize such jet fuels, which could have a material adverse effect on our business and long term prospects. For example, this arrangement could adversely affect our ability to enter or expand in the jet fuel market on terms that would otherwise be more favorable to us independently or with third parties.

On July 26, 2015, the Company entered into the JVCO Letter Agreement regarding the restructuring of ownership and rights of TAB, pursuant to which the parties agreed to enter into the Commercial Agreements in order to reflect certain changes to the structure of TAB and license grants and related rights pertaining to TAB. The parties have agreed to a revised timeline, under which they expect to enter into the Commercial Agreements relating to TAB in a closing to occur on or before October 31, 2015. The Company also entered into the Pilot Plant Agreement Amendment on July 26, 2015.

Under the Commercial Agreements relating to TAB, the Company will grant exclusive (excluding its Brazil jet fuels business), world-wide, royalty-free rights to TAB for commercialization of farnesene- or farnesane-based jet fuel, and the parties agreed that, if TAB wishes to purchase farnesene- or farnesane for such business, they will negotiate a supply agreement on a “most-favored” pricing basis. TAB will also have an option until March 1, 2018 to purchase the assets of the jet portion of the Company’s Brazil fuel business at a price based on the fair value of the commercial assets and the Company’s investment in other related assets. TAB will no longer have any licenses or rights with regards to farnesene- or farnesane-based diesel fuel.

In addition, the Company will grant Total an exclusive, royalty-free license for the rights to offer for sale and sell in the EU farnesene- or farnesane-based diesel fuel, and the parties agreed that, if Total wishes to purchase farnesene- or farnesane for such business, they will negotiate a supply agreement on a “most-favored” pricing basis. For a to-be-negotiated, commercially reasonable, “most-favored” basis royalty to be paid to Amyris, Total will also have the right to make farnesene or farnesane anywhere in the world solely for Total to offer for sale and sell it for diesel fuel in the EU.

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Further, in accordance with the Commercial Agreements and pursuant to the JVCO Letter Agreement, Total will cancel R&D Notes in an aggregate principal amount of $5.0 million, plus all PIK and accrued interest under all outstanding R&D Notes and a note in the principal amount of Euro 50,000, plus accrued interest, issued by Amyris by Total in connection with the existing TAB capitalization, in exchange for an additional 25% of TAB (giving Total an aggregate ownership stake of 75% of TAB and giving the Company an aggregate ownership stake of 25% of TAB).

Additionally, in connection with the restructuring of the terms of TAB and the other Commercial Agreements, Total and the Company entered into the Pilot Plant Agreement Amendment whereby the Company and Total agreed to restructure the payment obligations of Total under the Pilot Plant Agreement. Under the original Pilot Plant Agreement, for a five year period, the Company is providing certain fermentation and downstream separations scale-up services and training to Total and receives an aggregate annual fee payable by Total for all services in the amount of up to approximately $900,000 per annum. Such annual fee is due in three equal installments payable on March 1, July 1 and November 1 each year during the term of the Pilot Plant Agreement. Under the Pilot Plant Agreement Amendment, in connection with the restructuring of TAB discussed above, Amyris agreed to waive a portion of these fees up to approximately $2.0 million, over the term of the Pilot Plant Agreement.

Our farnesene-based diesel fuels license to Total limits our ability to independently develop and commercialize farnesene-based diesel fuels in the European Union.

In conjunction with the reversion to us of the farnesene-based diesel fuel rights previously licensed to JVCO contemplated in connection with the Exchange (as described above), we expect to grant Total an exclusive license under our intellectual property to commercialize farnesene-based diesel fuel in the European Union and a non-exclusive right to produce such diesel fuel worldwide, but solely for sale in the European Union. Similar to our arrangement with JVCO, we would also grant Total a non-exclusive license to optimize or engineer yeast strains used by us to produce farnesene for Total’s diesel fuels for the European Union, which license becomes exercisable after July 31, 2016 if we do not achieve technical goals in the underlying farnesene research and development program and do not negotiate an extension by such date. As a result of these licenses, Amyris would generally no longer have an independent right to make or sell farnesene-based diesel fuels in the European Union without the approval of Total. If, for any reason, Total were not successful in selling farnesene-based diesel fuels in the European Union and did not allow us to independently pursue selling farnesene-based diesel fuels there, this arrangement could impair our ability to develop and commercialize such diesel fuels in the European Union, which could have a material adverse effect on our business and long term prospects.

In addition to granting Total the licenses described above, we also agreed that, if we were to experience a change of control or fail to make any required capital contribution to JVCO, Total has a right to buy out our interest in JVCO at fair market value. If Total were to exercise these rights, we would, in effect, relinquish our economic rights to the intellectual property we exclusively licensed to JVCO, and our ability to seek future revenue from farnesene-based jet fuel would be adversely affected (or completely prevented). This could significantly reduce the value of our product offerings and have a material adverse effect on our ability to grow our business in future years.

If we do not meet technical, development and commercial milestones in our collaboration agreements, our future revenue and financial results will be adversely impacted.

We have entered into a number of agreements regarding the further development of certain of our products and, in some cases, for ultimate sale of certain products to the customer under the agreement. None of these agreements affirmatively obligates the other party to purchase specific quantities of any products at this time, and most contain important conditions that must be satisfied before additional research and development funding or product purchases would occur. These conditions include research and development milestones and technical specifications that must be achieved to the satisfaction of our collaborators, which we cannot be certain we will achieve. If we do not achieve these contractual milestones, our revenues and financial results will be adversely affected.

We are subject to risks related to our reliance on collaboration arrangements to fund development and commercialization of our products and the success of such products is uncertain.

For most product markets we are trying to address, we either have or are seeking collaboration partners to fund the research and development, commercialization and production efforts required for the target products. Typically we provide limited exclusive rights and revenue sharing with respect to the production and sale of particular types of products in specific markets in exchange for such up-front funding. These exclusivity, revenue-sharing and other similar terms limit our ability to commercialize our products and technology, and may impact the size of our business or our profitability in ways that we do not currently envision. In addition, revenues from these types of relationships are a key part of our cash plan for 2015 and beyond. If we fail to collect expected collaboration revenues, or to identify and add sufficient additional collaborations to fund our planned operations, we may be unable to fund our operations or pursue development and commercialization of our planned products. To achieve our collaboration revenue targets from year to year, we may be forced to enter into agreements that contain less favorable terms. As part of our current and future collaboration arrangements, we may be required to make significant capital investments at our existing or new facilities in order to produce molecules or other products for such collaborations. Any failure or difficulties in establishing, building up or retooling our operations for these collaboration arrangements could have a significant negative impact on our business, including our ability to achieve commercial viability for our products, lead to the inability to meet our contractual obligations and could cause us to allocate capital, personnel and other resources from our organization which could adversely affect our business and reputation.

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With respect to pharmaceutical collaborations, our experience in this industry is limited, so we may have difficulty identifying and securing collaboration partners and customers for pharmaceutical applications of our products and services. Furthermore, our success in pharmaceuticals depends primarily upon our ability to identify and validate new small molecule compounds of pharmaceutical interest (including through the use of our discovery platform), and identify, test, develop and commercialize such compounds. Our research efforts may initially show promise in discovering potential new therapeutic candidates, yet fail to yield viable product candidates for clinical development for a number of reasons, including:

•	because our research methodology, including our screening technology, may not successfully identify medically relevant product candidates;

•	we may identify and select from our discovery platform novel, untested classes of product candidates for the particular disease indication we are pursuing, which may be challenging to validate because of the novelty of the product candidates or we may fail to validate at all after further research work;

•	our product candidates may cause adverse effects in patients or subjects, even after successful initial toxicology studies, which may make the product candidates unmarketable;

•	our product candidates may not demonstrate a meaningful benefit to patients or subjects; and

•	collaboration partners may change their development profiles or plans for potential product candidates or abandon a therapeutic area or the development of a partnered product.

Research programs to identify new product targets and candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential discovery efforts, programs or product candidates that ultimately prove to be unsuccessful.

Our manufacturing operations require sugar feedstock, energy and steam, and the inability to obtain such feedstock, energy and steam in sufficient quantities or in a timely manner, or at reasonable prices, may limit our ability to produce our products profitably, or at all.

We anticipate that the production of our products will require large volumes of feedstock. We have relied on a mixture of feedstock sources for use at our contract manufacturing operations, including cane sugar, corn-based dextrose and beet molasses. For our large-scale production facilities in Brazil, we are relying primarily on Brazilian sugarcane. We cannot predict the future availability or price of these various feedstocks, nor can we be sure that our mill partners, which we expect to supply the sugarcane feedstock necessary to produce our products in Brazil, will be able to supply it in sufficient quantities or in a timely manner. Furthermore, to the extent we are required to rely on sugar feedstock other than Brazilian sugarcane, the cost of such feedstock may be higher than we expect, increasing our anticipated production costs. Feedstock crop yields and sugar content depend on weather conditions, such as rainfall and temperature. Weather conditions have historically caused volatility in the ethanol and sugar industries by causing crop failures or reduced harvests. Excessive rainfall can adversely affect the supply of sugarcane and other sugar feedstock available for the production of our products by reducing the sucrose content and limiting growers’ ability to harvest. Crop disease and pestilence can also occur from time to time and can adversely affect feedstock growth, potentially rendering useless or unusable all or a substantial portion of affected harvests. With respect to sugarcane, our initial primary feedstock, seasonal availability and price, the limited amount of time during which it keeps its sugar content after harvest, and the fact that sugarcane is not itself a traded commodity, increases these risks and limits our ability to substitute supply in the event of such an occurrence. If production of sugarcane or any other feedstock we may use to produce our products is adversely affected by these or other conditions, our production will be impaired, and our business will be adversely affected.

Additionally, our facility in Brotas Brazil depends on large quantities of energy and steam to operate. We have a supply agreement with Cogeração de Energia Elétrica Rhodia Brotas S.A. pursuant to which we receive energy and steam in sufficient amounts to meet our current needs. However, we cannot predict the future availability or price of energy and steam. If, for whatever reason, we must purchase energy or steam from a different supplier, the cost of such energy and steam may be higher than we expect, increasing our anticipated production costs. Droughts or other weather conditions or natural disasters in Brazil may also affect energy and steam production, cost and availability and, therefore, may adversely affect our production. If the supply and access to energy or steam is adversely affected by these or other conditions, our production will be impaired, and our business will be adversely affected.

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The price of sugarcane and other feedstocks can be volatile as a result of changes in industry policy and may increase the cost of production of our products.

In Brazil, Conselho dos Produtores de Cana, Açúcar e Álcool (Council of Sugarcane, Sugar and Ethanol Producers or Consecana), an industry association of producers of sugarcane, sugar and ethanol, sets market terms and prices for general supply, lease and partnership agreements for sugarcane. If Consecana makes changes to such terms and prices, this could result in higher sugarcane prices and/or a significant decrease in the volume of sugarcane available for the production of our products. Furthermore, if Consecana were to cease to be involved in this process, such prices and terms could become more volatile. Similar principles apply to pricing of other feedstocks as well. Any of these events could adversely affect our business and results of operations.

Our large-scale commercial production capacity is centered in Brazil, and our business will be adversely affected if we do not operate effectively in that country.

For the foreseeable future, we will be subject to risks associated with the concentration of essential product sourcing and operations in Brazil. The Brazilian government has changed in the past, and may change in the future, monetary, taxation, credit, tariff, labor and other policies to influence the course of Brazil’s economy. For example, the government’s actions to control inflation have at times involved setting wage and price controls, adjusting interest rates, imposing taxes and exchange controls and limiting imports into Brazil. We have no control over, and cannot predict what policies or actions the Brazilian government may take in the future. Our business, financial performance and prospects may be adversely affected by, among others, the following factors:

•	delays or failures in securing licenses, permits or other governmental approvals necessary to build and operate facilities and use our yeast strains to produce products;

•	rapid consolidation in the sugar and ethanol industries in Brazil, which could result in a decrease in competition;

•	political, economic, diplomatic or social instability in or affecting Brazil;

•	changing interest rates;

•	tax burden and policies;

•	effects of changes in currency exchange rates;

•	any changes in currency exchange policy that lead to the imposition of exchange controls or restrictions on remittances abroad;

•	inflation;

•	land reform or nationalization movements;

•	changes in labor related policies;

•	export or import restrictions that limit our ability to move our products out of Brazil or interfere with the import of essential materials into Brazil;

•	changes in, or interpretations of foreign regulations that may adversely affect our ability to sell our products or repatriate profits to the United States;

•	tariffs, trade protection measures and other regulatory requirements;

•	compliance with United States and foreign laws that regulate the conduct of business abroad;

•	compliance with anti-corruption laws recently enacted in Brazil;

•	an inability, or reduced ability, to protect our intellectual property in Brazil including any effect of compulsory licensing imposed by government action; and

•	difficulties and costs of staffing and managing foreign operations.

We cannot predict whether the current or future Brazilian government will implement changes to existing policies on taxation, exchange controls, monetary strategy, labor relations, social security and the like, nor can we estimate the impact of any such changes on the Brazilian economy or our operations.

Brazil’s economy has recently experienced quarters of slow or negative gross domestic product growth and has experienced high inflation and a growing fiscal deficit of its federal government accounts. In addition, in recent months, major corruption scandals involving members of the executive, state-controlled enterprises and large private sector companies have been disclosed and are the subject of ongoing investigation by federal authorities. The final outcome of these investigations and their impact on the Brazilian economy is not yet known.

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Our international operations expose us to the risk of fluctuation in currency exchange rates and rates of foreign inflation, which could adversely affect our results of operations.

We currently incur significant costs and expenses in Brazilian real and may in the future incur additional expenses in foreign currencies and derive a portion of our revenues in the local currencies of customers throughout the world. As a result, our revenues and results of operations are subject to foreign exchange fluctuations, which we may not be able to manage successfully. During the past few decades, the Brazilian currency in particular has faced frequent and substantial exchange rate fluctuations in relation to the United States dollar and other foreign currencies. There can be no assurance that the Brazilian real will not significantly appreciate or depreciate against the United States dollar in the future. We also bear the risk that the rate of inflation in the foreign countries where we incur costs and expenses or the decline in value of the United States dollar compared to those foreign currencies will increase our costs as expressed in United States dollars. For example, future measures by the Central Bank of Brazil to control inflation, including interest rate adjustments, intervention in the foreign exchange market and actions to fix the value of the real, may weaken the United States dollar in Brazil. Whether in Brazil or otherwise, we may not be able to adjust the prices of our products to offset the effects of inflation or foreign currency appreciation on our cost structure, which could increase our costs and reduce our net operating margins. If we do not successfully manage these risks through hedging or other mechanisms, our revenues and results of operations could be adversely affected.

Our use of genetically-modified feedstocks and yeast strains to produce our products subjects us to risks of regulatory limitations and rejection of our products.

The use of genetically modified microorganisms (or GMMs), such as our yeast strains, is subject to laws and regulations in many countries, some of which are new and some of which are still evolving. Public attitudes about the safety and environmental hazards of, and ethical concerns over, genetic research and GMMs could influence public acceptance of our technology and products. In the United States, the Environmental Protection Agency (or EPA), regulates the commercial use of GMMs as well as potential products produced from the GMMs. Various states or local governments within the United States could choose to regulate products made with GMMs as well. While the strain of genetically modified yeast that we currently use for the development and anticipate using for the commercial production of our target molecules, S. cerevisiae, is eligible for exemption from EPA review because it is recognized as posing a low risk, we must satisfy certain criteria to achieve this exemption, including but not limited to use of compliant containment structures and safety procedures, and we cannot be sure that we will meet such criteria in a timely manner, or at all. If exemption of S. cerevisiae is not obtained, our business may be substantially harmed. In addition to S. cerevisiae, we may seek to use different GMMs in the future that will require EPA approval. If approval of different GMMs is not secured, our ability to grow our business could be adversely affected.

In Brazil, GMMs are regulated by the National Biosafety Technical Commission (or CTNBio). We have obtained approval from CTNBio to use GMMs in a contained environment in our Campinas facilities for research and development purposes as well as at a contract manufacturing facility in Brazil. In addition, we have obtained initial commercial approval from CTNBio for one of our current yeast strains. As we continue to develop new yeast strains and deploy our technology at new production facilities in Brazil, we will be required to obtain further approvals from CTNBio in order to use these strains in commercial production in Brazil. We may not be able to obtain approvals from relevant Brazilian authorities on a timely basis, or at all, and if we do not, our ability to produce our products in Brazil would be impaired, which would adversely affect our results of operations and financial condition.

In addition to our production operations in the United States and Brazil, we have been party to contract manufacturing agreements with parties in other production locations around the world, including Europe. The use of GMM technology is strictly regulated in the European Union, which has established various directives for member states regarding regulation of the use of such technology, including notification processes for contained use of such technology. We expect to encounter GMM regulations in most, if not all, of the countries in which we may seek to establish production capabilities and/or conduct sales to customers or end-use consumers, and the scope and nature of these regulations will likely be different from country to country. If we cannot meet the applicable requirements in other countries in which we intend to produce products using our yeast strains, or if it takes longer than anticipated to obtain such approvals, our business could be adversely affected. Furthermore, there are various non-governmental and quasi-governmental organizations that review and certify products with respect to the determination of whether products can be classified as “natural” or other similar classifications. While the certification from such non-governmental and quasi-governmental organizations is generally not mandatory, some of our current or prospective customers or distributors may require that we meet the standards set by such organizations as a condition precedent to purchasing or distributing our products. We cannot be certain that we will be able to satisfy the standards of such organizations, and any delay or failure to do so could harm our ability to sell or distribute some or all of our products to certain customers and prospective customers, which could have a negative impact on our business.

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We may not be able to obtain regulatory approval for the sale of our renewable products.

Our renewable chemical products may be subject to government regulation in our target markets. In the United States, the EPA administers the Toxic Substances Control Act (or TSCA), which regulates the commercial registration, distribution, and use of many chemicals. Before an entity can manufacture or distribute a new chemical subject to TSCA, it must file a Pre-Manufacture Notice (or PMN) to add the chemical to a product. The EPA has 90 days to review the filing but may request additional data which significantly extends the timeline for approval. As a result we may not receive EPA approval to list future molecules as expeditiously as we would like in order to make on the TSCA registry, resulting in delays or significant increases in testing requirements. A similar program exists in the European Union, called REACH. Under this program, chemicals imported or manufactured in the European Union in certain quantities must be registered with the European Chemicals Agency, and this process could cause delays or significant costs. To the extent that other geographies in which we are selling (or may seek to sell) our products, such as Brazil and various countries in Asia, may rely on TSCA or REACH (or similar laws and programs) for chemical registration in their geographies, delays with the United States or European authorities, or any relevant local authorities in such other geographies, may subsequently delay entry into these markets as well. In addition, some of our Biofene-derived products are sold for the cosmetics market, and some countries may impose additional regulatory requirements or permits for such uses, which could impair, delay or prevent sales of our products in those markets.

Our diesel and jet fuel is subject to regulation by various government agencies, including the EPA, and the California Air Resources Board (or CARB) in the United States and Agência Nacional do Petróleo, Gas Natural e Biocombustíveis (or ANP), in Brazil. To date, we have obtained registration with the EPA for the use of our diesel fuel in the United States at a 35% blend rate with petroleum diesel. Farnesane is also listed on the TSCA inventory. In addition, ANP has authorized the use our diesel fuel at blend rates of 10% and 30% for specific transportation fleets. In Europe, we obtained REACH registration for importing/manufacturing less than 1,000 metric tons of farnesane (for use as diesel and jet fuel) per year and are pursuing data validation to maintain registration. Registration with each of these bodies is required for the import, sale and use of our fuels within their respective jurisdictions. Jet fuel (aviation turbine fuel) validation and specifications are subject to the ASTM International industry consensus process and the Brazilian ANP national adoption process. While our jet fuel has been validated and supported by an applicable ASTM aviation turbine fuel standard, the ANP approval remains pending. Any failure to achieve required validation and certifications for our jet fuel could impair or delay our plans to introduce a jet fuel product in Brazil, which could have a material adverse impact on our renewable product revenues for the year. In addition, for us to achieve full access to the United States fuels market for our fuel products, we will need to obtain EPA and CARB (and potentially other state agencies) certifications for our feedstock pathway and production facilities, including certification of a feedstock lifecycle analysis relating to greenhouse gas emissions. Any delay in obtaining these additional certifications could impair our ability to sell our renewable fuels to refiners, importers, blenders and other parties that produce transportation fuels as they comply with federal and state requirements to include certified renewable fuels in their products.

We expect to encounter regulations in most, if not all, of the countries in which we may seek to sell our renewable chemical and fuel products (and our customers may encounter similar regulations in selling end use products to consumers), and we cannot assure you that we (or our customers) will be able to obtain necessary approvals in a timely manner or at all. If our chemical and fuel products do not meet applicable regulatory requirements in a particular country or at all, then we (or our customers) may not be able to commercialize our products and our business will be adversely affected.

Changes in government regulations, including subsidies and economic incentives, could have a material adverse effect upon our business.

The market for renewable fuels is heavily influenced by foreign, federal, state and local government regulations and policies. Changes to existing or adoption of new domestic or foreign federal, state and local legislative initiatives that impact the production, distribution or sale of renewable fuels may harm our renewable fuels business. In the United States and in a number of other countries, regulations and policies encouraging production and use of alternative fuels have been modified in the past and may be modified again in the future. Any reduction in mandated requirements for fuel alternatives and additives to gasoline or diesel may cause demand for biofuels to decline and deter investment in the research and development of renewable fuels. The market uncertainty regarding this and future standards and policies may also affect our ability to develop new renewable products or to license our technologies to third parties and to sell products to our end customers. Any inability to address these requirements and any regulatory or policy changes could have a material adverse effect on our business, financial condition and results of operations.

Concerns associated with renewable fuels, including land usage, national security interests and food crop usage, continue to receive legislative, industry and public attention. This attention could result in future legislation, regulation and/or administrative action that could adversely affect our business. Any inability to address these requirements and any regulatory or policy changes could have a material adverse effect on our business, financial condition and results of operations.

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Furthermore, the production of our products will depend on the availability of feedstock, especially sugarcane. Agricultural production and trade flows are subject to government policies and regulations. Governmental policies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies, incentives and import and export restrictions on agricultural commodities and commodity products, can influence the planting of certain crops, the location and size of crop production, whether unprocessed or processed commodity products are traded, the volume and types of imports and exports, and the availability and competitiveness of feedstocks as raw materials. Future government policies may adversely affect the supply of feedstocks, restrict our ability to use sugarcane or other feedstocks to produce our products, and negatively impact our future revenues and results of operations or could encourage the use of feedstocks more advantageous to our competitors which would put us at a commercial disadvantage.

We may incur significant costs complying with environmental laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We use hazardous chemicals and radioactive and biological materials in our business and such materials are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials in the United States and in Brazil. Although we have implemented safety procedures for handling and disposing of these materials and related waste products in an effort to comply with these laws and regulations, we cannot be sure that our safety measures will prevent accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our insurance coverage. There can be no assurance that violations of environmental, health and safety laws will not occur in the future as a result of human error, accident, equipment failure or other causes. Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present, or future laws could result in the imposition of fines, third party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production, or a cessation of operations, and our liability may exceed our total assets. Liability under environmental laws can be joint and several, without regard to comparative fault and may be punitive in nature. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business.

A decline in the price of petroleum and petroleum-based products may reduce demand for some of our renewable products and may otherwise adversely affect our business.

While many of our products do not compete with, and do not serve as alternatives to, petroleum-based products, we anticipate that some of our renewable products, and in particular our fuels, will be marketed as alternatives to corresponding petroleum-based products. If the price of oil falls, we may be unable to produce certain of our products as cost-effective alternatives to petroleum-based products. Declining oil prices, or the perception of a sustained or future decline in oil prices, may adversely affect the prices or demand for such products. During sustained periods of lower oil prices we may be unable to sell such products, which could impact our operating results.

Our financial results could vary significantly from quarter to quarter and are difficult to predict.

Our revenues and results of operations could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. Factors that could cause our quarterly results of operations to fluctuate include:

•	achievement, or failure, with respect to technology, product development or manufacturing milestones needed to allow us to enter identified markets on a cost effective basis;

•	delays or greater than anticipated expenses associated with the completion or commissioning of new production facilities, or the time to ramp up and stabilize production following completion of a new production facility or the transition to, and ramp up of, producing new molecules at our existing facilities;

•	impairment of assets based on shifting business priorities and working capital limitations;

•	disruptions in the production process at any manufacturing facility, including disruptions due to seasonal or unexpected downtime at our facilities as a result of feedstock availability, contamination, safety or other issues or other technical difficulties or the scheduled downtime at our facilities as a result of transitioning our equipment to the production of different molecules;

•	losses of, or the inability to secure new, major customers, suppliers, distributors or collaboration partners;

•	losses associated with producing our products as we ramp to commercial production levels;

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•	failure to recover value added tax (or VAT) that we currently reflect as recoverable in our financial statements (e.g., due to failure to meet conditions for reimbursement of VAT under local law);

•	the timing, size and mix of sales to customers for our products;

•	increases in price or decreases in availability of feedstock;

•	the unavailability of contract manufacturing capacity altogether or at reasonable cost;

•	exit costs associated with terminating contract manufacturing relationships;

•	fluctuations in foreign currency exchange rates;

•	gains or losses associated with our hedging activities;

•	change in the fair value of derivative instruments;

•	fluctuations in the price of and demand for sugar, ethanol, and petroleum-based and other products for which our products are alternatives;

•	seasonal variability in production and sales of our products;

•	competitive pricing pressures, including decreases in average selling prices of our products;

•	unanticipated expenses associated with changes in governmental regulations and environmental, health, labor and safety requirements;

•	reductions or changes to existing fuel and chemical regulations and policies;

•	departure of executives or other key management employees resulting in transition and severance costs;

•	our ability to use our net operating loss carryforwards to offset future taxable income;

•	business interruptions such as earthquakes, tsunamis and other natural disasters;

•	our ability to integrate businesses that we may acquire;

•	our ability to successfully collaborate with business venture partners;

•	risks associated with the international aspects of our business; and

•	changes in general economic, industry and market conditions, both domestically and in our foreign markets.

As part of our operating plan for 2015, we are planning to keep our expenditures to be relatively consistent with prior years.

Due to the factors described above, among others, the results of any quarterly or annual period may not meet our expectations or the expectations of our investors and may not be meaningful indications of our future performance.

Loss of key personnel, including key management personnel, and/or failure to attract and retain additional personnel could delay our product development programs and harm our research and development efforts and our ability to meet our business objectives.

Our business involves complex, global operations across a variety of markets and requires a management team and employee workforce that is knowledgeable in the many areas in which we operate. As we continue to build our business, we will need to hire and retain qualified research and development, management and other personnel to succeed. The process of hiring, training and successfully integrating qualified personnel into our operations, in the United States, Brazil and other countries we may seek to operate in, is a lengthy and expensive one. The market for qualified personnel is very competitive because of the limited number of people available with the necessary technical skills and understanding of our technology and anticipated products, particularly in Brazil. Our failure to hire and retain qualified personnel could impair our ability to meet our research and development and business objectives and adversely affect our results of operations and financial condition.

The loss of any key member of our management or key technical and operational employees, or the failure to attract or retain such employees could prevent us from developing and commercializing our products for our target markets and executing our business strategy. We also may not be able to attract or retain qualified employees in the future due to the intense competition for qualified personnel among biotechnology and other technology-based businesses, particularly in the renewable chemicals and fuels area, or due to the availability of personnel with the qualifications or experience necessary for our business. In addition, reductions to our workforce as part of cost-saving measures may make it more difficult for us to attract and retain key employees. If we do not maintain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that will adversely affect our ability to meet the demands of our collaborators and customers in a timely fashion or to support our internal research and development programs and operations. In particular, our product and process development programs are dependent on our ability to attract and retain highly skilled technical and operational personnel. Competition for such personnel from numerous companies and academic and other research institutions may limit our ability to do so on acceptable terms. All of our employees are at-will employees, which mean that either the employee or we may terminate their employment at any time.

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Growth may place significant demands on our management and our infrastructure.

We have experienced, and expect to continue to experience, expansion of our business as we continue to make efforts to develop and bring our products to market. We have grown from 18 employees at the end of 2005 to 419 at June 30, 2015. Our growth and diversified operations have placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. In particular, continued growth could strain our ability to:

•	manage multiple research and development programs;

•	operate multiple manufacturing facilities around the world;

•	develop and improve our operational, financial and management controls;

•	enhance our reporting systems and procedures;

•	recruit, train and retain highly skilled personnel;

•	develop and maintain our relationships with existing and potential business partners;

•	maintain our quality standards; and

•	maintain customer satisfaction.

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, results of operations and financial condition would be adversely impacted.

Our proprietary rights may not adequately protect our technologies and product candidates.

Our commercial success will depend substantially on our ability to obtain patents and maintain adequate legal protection for our technologies and product candidates in the United States and other countries. As of September 3, 2015, we had over 300 issued United States and foreign patents and over 100 pending United States and foreign patent applications that were owned by or licensed to us. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

We apply for patents covering both our technologies and product candidates, as we deem appropriate. However, filing, prosecuting, maintaining and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States are less extensive than those in the United States. We may also fail to apply for patents on important technologies or product candidates in a timely fashion, or at all. Our existing and future patents may not be sufficiently broad to prevent others from practicing our technologies or from designing products around our patents or otherwise developing competing products or technologies. In addition, the patent positions of companies like ours are highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of patent claims has emerged to date in the United States and the landscape is expected to become even more uncertain in view of recent rule changes by the United States Patent Office (or USPTO). Additional uncertainty may result from legal precedent by the United States Federal Circuit and Supreme Court as they determine legal issues concerning the scope and construction of patent claims and inconsistent interpretation of patent laws or from legislation enacted by the U.S. Congress. The patent situation outside of the United States is even less predictable. As a result, the validity and enforceability of patents cannot be predicted with certainty. Moreover, we cannot be certain whether:

•	we (or our licensors) were the first to make the inventions covered by each of our issued patents and pending patent applications;

•	we (or our licensors) were the first to file patent applications for these inventions;

•	others will independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our or our licensors’ patents will be valid or enforceable;

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•	any patents issued to us (or our licensors) will provide us with any competitive advantages, or will be challenged by third parties;

•	we will develop additional proprietary products or technologies that are patentable; or

•	the patents of others will have an adverse effect on our business.

We do not know whether any of our pending patent applications or those pending patent applications that we license will result in the issuance of any patents. Even if patents are issued, they may not be sufficient to protect our technology or product candidates. The patents we own or license and those that may be issued in the future may be challenged, invalidated, rendered unenforceable, or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages. Moreover, third parties could practice our inventions in territories where we do not have patent protection or in territories where they could obtain a compulsory license to our technology where patented. Such third parties may then try to import products made using our inventions into the United States or other territories. Accordingly, we cannot ensure that any of our pending patent applications will result in issued patents, or even if issued, predict the breadth, validity and enforceability of the claims upheld in our and other companies’ patents.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries do not favor the enforcement of patents or other intellectual property rights, which could hinder us from preventing the infringement of our patents or other intellectual property rights. Proceedings to enforce our patent rights in the United States or foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert patent infringement or other claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license from third parties.

Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in certain foreign countries where the local laws may not protect our proprietary rights as fully as in the United States or may provide, today or in the future, for compulsory licenses. If competitors are able to use our technology, our ability to compete effectively could be harmed. Moreover, others may independently develop and obtain patents for technologies that are similar to, or superior to, our technologies. If that happens, we may need to license these technologies, and we may not be able to obtain licenses on reasonable terms, if at all, which could cause harm to our business.

We rely in part on trade secrets to protect our technology, and our failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We rely on trade secrets to protect some of our technology, particularly where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to maintain and protect. Our strategy for contract manufacturing and scale-up of commercial production requires us to share confidential information with our international business partners and other parties. Our product development collaborations with third parties, including with Total, require us to share confidential information, including with employees of Total who are seconded to Amyris during the term of the collaboration. While we use reasonable efforts to protect our trade secrets, our or our business partners’ employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our proprietary information to competitors. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, foreign courts are sometimes less willing than United States courts to protect trade secrets. If our competitors independently develop equivalent knowledge, methods and know-how, we would not be able to assert our trade secrets against them.

We require new employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting arrangement with us. We additionally require consultants, contractors, advisors, corporate collaborators, outside scientific collaborators and other third parties that may receive trade secret information to execute confidentiality agreements. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. Nevertheless, our proprietary information may be disclosed, or these agreements may be unenforceable or difficult to enforce. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such third party, or those to whom they communicate such technology or information, from using that technology or information to compete with us. Additionally, trade secret law in Brazil differs from that in the United States which requires us to take a different approach to protecting our trade secrets in Brazil. Some of these approaches to trade secret protection may be novel and untested under Brazilian law and we cannot guarantee that we would prevail if our trade secrets are contested in Brazil. If any of the above risks materializes, our failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

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We may not be able to fully enforce covenants not to compete and not to solicit with our employees, and therefore we may be unable to prevent our competitors from benefiting from the expertise of such employees.

Our proprietary information and inventions agreements with our employees contain non-compete and non-solicitation provisions. These provisions prohibit our employees from competing directly with our business or proposed business or working for our competitors during their term of employment, and from directly and indirectly soliciting our employees and consultants to leave our company for any purpose. Under applicable U.S. and Brazilian law, we may be unable to enforce these provisions. If we cannot enforce these provisions with our employees, we may be unable to prevent our competitors from benefiting from the expertise of such employees. Even if these provisions are enforceable, they may not adequately protect our interests. The defection of one or more of our employees to a competitor could materially adversely affect our business, results of operations and ability to capitalize on our proprietary information.

Third parties may misappropriate our yeast strains.

Third parties, including contract manufacturers, sugar and ethanol mill owners, other contractors and shipping agents, often have custody or control of our yeast strains. If our yeast strains were stolen, misappropriated or reverse engineered, they could be used by other parties who may be able to reproduce the yeast strains for their own commercial gain. If this were to occur, it would be difficult for us to challenge and prevent this type of use, especially in countries where we have limited intellectual property protection or that do not have robust intellectual property law regimes.

If we or one of our collaborators are sued for infringing intellectual property rights or other proprietary rights of third parties, litigation could be costly and time consuming and could prevent us from developing or commercializing our future products.

Our commercial success depends on our and our collaborators’ ability to operate without infringing the patents and proprietary rights of other parties and without breaching any agreements we have entered into with regard to our technologies and product candidates. We cannot determine with certainty whether patents or patent applications of other parties may materially affect our ability to conduct our business. Our industry spans several sectors, including biotechnology, renewable fuels, renewable specialty chemicals and other renewable compounds, and is characterized by the existence of a significant number of patents and disputes regarding patent and other intellectual property rights. Because patent applications can take several years to issue, there may currently be pending applications, unknown to us, that may result in issued patents that cover our technologies or product candidates. We are aware of a significant number of patents and patent applications relating to aspects of our technologies filed by, and issued to, third parties. The existence of third-party patent applications and patents could significantly reduce the coverage of patents owned by or licensed to us and our collaborators and limit our ability to obtain meaningful patent protection. If we wish to make, use, sell, offer to sell, or import the technology or compound claimed in issued and unexpired patents owned by others, we will need to obtain a license from the owner, enter into litigation to challenge the validity of the patents or incur the risk of litigation in the event that the owner asserts that we infringe its patents. If patents containing competitive or conflicting claims are issued to third parties and these claims are ultimately determined to be valid, we and our collaborators may be enjoined from pursing research, development, or commercialization of products, or be required to obtain licenses to these patents, or to develop or obtain alternative technologies.

If a third-party asserts that we infringe upon its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including:

•	infringement and other intellectual property claims, which could be costly and time consuming to litigate, whether or not the claims have merit, and which could delay getting our products to market and divert management attention from our business;

•	substantial damages for past infringement, which we may have to pay if a court determines that our product candidates or technologies infringe a third party’s patent or other proprietary rights;

•	a court prohibiting us from selling or licensing our technologies or future products unless the holder licenses the patent or other proprietary rights to us, which it is not required to do; and

•	if a license is available from a third party, such third party may require us to pay substantial royalties or grant cross licenses to our patents or proprietary rights.

The industries in which we operate, and the biotechnology industry in particular, are characterized by frequent and extensive litigation regarding patents and other intellectual property rights. Many biotechnology companies have employed intellectual property litigation as a way to gain a competitive advantage. If any of our competitors have filed patent applications or obtained patents that claim inventions also claimed by us, we may have to participate in interference proceedings declared by the relevant patent regulatory agency to determine priority of invention and, thus, the right to the patents for these inventions in the United States. These proceedings could result in substantial cost to us even if the outcome is favorable. Even if successful, an interference proceeding may result in loss of certain claims. Our involvement in litigation, interferences, opposition proceedings or other intellectual property proceedings inside and outside of the United States, to defend our intellectual property rights, or as a result of alleged infringement of the rights of others, may divert management time from focusing on business operations and could cause us to spend significant resources, all of which could harm our business and results of operations.

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Many of our employees were previously employed at universities, biotechnology, specialty chemical or oil companies, including our competitors or potential competitors. We may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel and be enjoined from certain activities. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize our product candidates, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

We may need to commence litigation to enforce our intellectual property rights, which would divert resources and management’s time and attention and the results of which would be uncertain.

Enforcement of claims that a third party is using our proprietary rights without permission is expensive, time consuming and uncertain. Significant litigation would result in substantial costs, even if the eventual outcome is favorable to us and would divert management’s attention from our business objectives. In addition, an adverse outcome in litigation could result in a substantial loss of our proprietary rights and we may lose our ability to exclude others from practicing our technology or producing our product candidates.

The laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or bioindustrial technologies. This could make it difficult for us to stop the infringement of our patents or misappropriation of our other intellectual property rights. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Moreover, our efforts to protect our intellectual property rights in such countries may be inadequate.

We do not have exclusive rights to intellectual property we developed under U.S. federally funded research grants and contracts, including with DARPA and we could ultimately share or lose the rights we do have under certain circumstances.

Some of our intellectual property rights have been or may be developed in the course of research funded by the U.S. government, including under our agreements with DARPA. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future products pursuant to the Bayh-Dole Act of 1980. Government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us, or an assignee or exclusive licensee to such inventions, to grant licenses to any of these inventions to a third party if they determine that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; (iii) government action is necessary to meet requirements for public use under federal regulations; or (iv) the right to use or sell such inventions is exclusively licensed to an entity within the U.S. and substantially manufactured outside the U.S. without the U.S. government’s prior approval. Additionally, we may be restricted from granting exclusive licenses for the right to use or sell our inventions created pursuant to such agreements unless the licensee agrees to additional restrictions (e.g., manufacturing substantially all of the invention in the U.S.). The U.S. government also has the right to take title to these inventions if we fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. In addition, the U.S. government may acquire title in any country in which a patent application is not filed within specified time limits. Additionally, certain inventions are subject to transfer restrictions during the term of these agreements and for a period thereafter, including sales of products or components, transfers to foreign subsidiaries for the purpose of the relevant agreements, and transfers to certain foreign third parties. If any of our intellectual property becomes subject to any of the rights or remedies available to the U.S. government or third parties pursuant to the Bayh-Dole Act of 1980, this could impair the value of our intellectual property and could adversely affect our business.

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Our products subject us to product-safety risks, and we may be sued for product liability.

The design, development, production and sale of our products involve an inherent risk of product liability claims and the associated adverse publicity. Our potential products could be used by a wide variety of consumers with varying levels of sophistication. Although safety is a priority for us, we are not always in control of the final uses and formulations of the products we supply or their use as ingredients. Our products could have detrimental impacts or adverse impacts we cannot anticipate. Despite our efforts, negative publicity about Amyris, including product safety or similar concerns, whether real or perceived, could occur, and our products could face withdrawal, recall or other quality issues. In addition, we may be named directly in product liability suits relating to our products, even for defects resulting from errors of our commercial partners, contract manufacturers, chemical finishers or customers or end users of our products. These claims could be brought by various parties, including customers who are purchasing products directly from us or other users who purchase products from our customers. We could also be named as co-parties in product liability suits that are brought against the contract manufacturers or Brazilian sugar and ethanol mills with whom we partner to produce our products. Insurance coverage is expensive, may be difficult to obtain and may not be available in the future on acceptable terms. We cannot be certain that our contract manufacturers or the sugar and ethanol producers who partner with us to produce our products will have adequate insurance coverage to cover against potential claims. Any insurance we do maintain may not provide adequate coverage against potential losses, and if claims or losses exceed our liability insurance coverage, our business would be adversely impacted. In addition, insurance coverage may become more expensive, which would harm our results of operations.

During the ordinary course of business, we may become subject to lawsuits or indemnity claims, which could materially and adversely affect our business and results of operations.

From time to time, we may in the ordinary course of business be named as a defendant in lawsuits, claims and other legal proceedings. These actions may seek, among other things, compensation for alleged personal injury, worker’s compensation, employment discrimination, breach of contract, property damages, civil penalties and other losses, or injunctive or declaratory relief. For example, on September 21, 2015, a putative class action was filed in the Superior Court for the State of California against Volkswagen Group of America, Inc., that also named us and two others as defendants. The plaintiffs in this action are purchasers of Volkswagen vehicles whose claims arise from Volkswagen’s alleged installation of software in its vehicles intended to circumvent emissions standards for certain air pollutants. The allegations against us appear to be derived solely from press reports that we conducted certain tests on two 2012 models manufactured by Volkswagen in connection with our collaboration with Volkswagen and, accordingly, we knew or should have known of the emissions software and did not disclose this to consumers. We believe that the claim lacks factual or evidentiary support and intend to seek its withdrawal by the plaintiffs and otherwise intend to contest it vigorously. We have also been subject to other litigation, including, in the past, securities class action litigation based on a drop in our stock price (which was dismissed in 2014) and are periodically, including at the current time, subject to labor and employment claims, particularly in Brazil. Any litigation against us, even if it lacks any merit, may cause us to incur significant legal fees, which are not always recoverable even if we prevail in the litigation. Furthermore, in the event that such actions or claims are ultimately resolved unfavorably at amounts exceeding our accrued liability, or at material amounts, the outcome could materially and adversely affect our reputation, business and results of operations. In addition, payments of significant amounts, even if reserved, could adversely affect our liquidity position.

If we fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or in a timely manner or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires us and our independent registered public accounting firm to evaluate and report on our internal control over financial reporting. The process of implementing our internal controls and complying with Section 404 is expensive and time consuming, and requires significant attention of management. We cannot be certain that these measures will ensure that we maintain adequate controls over our financial processes and reporting in the future. In addition, to the extent we create joint ventures or have any variable interest entities and the financial statements of such entities are not prepared by us, we will not have direct control over their financial statement preparation. As a result, we will, for our financial reporting, depend on what these entities report to us, which could result in us adding monitoring and audit processes and increase the difficulty of implementing and maintaining adequate controls over our financial processes and reporting in the future and could lead to delays in our external reporting. This may be particularly true where we are establishing such entities with commercial partners that do not have sophisticated financial accounting processes in place, or where we are entering into new relationships at a rapid pace, straining our integration capacity. Additionally, if we do not receive the information from the joint venture or variable interest entity on a timely basis, this could cause delays in our external reporting. Even if we conclude, and our independent registered public accounting firm concurs, that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, failure to comply with Section 404 could subject us to a variety of administrative sanctions, including SEC action, ineligibility for short form resale registration, the suspension or delisting of our common stock from the stock exchange on which it is listed, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price and could harm our business.

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If the value of our goodwill or other intangible assets becomes impaired, it could materially reduce the value of our assets and reduce our net income for the year in which the related impairment charges occur.

We apply the applicable accounting principles set forth in the United States Financial Accounting Standards Board’s Accounting Standards Codification to our intangible assets (including goodwill), which prohibits the amortization of intangible assets with indefinite useful lives and requires that these assets be reviewed for impairment at least annually. There are several methods that can be used to determine the estimated fair value of the in-process research and development acquired in a business combination. We have used the “income method,” which applies a probability weighting that considers the risk of development and commercialization, to the estimated future net cash flows that are derived from projected sales revenues and estimated costs. These projections are based on factors such as relevant market size, pricing of similar products, and expected industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate. These assets are treated as indefinite-lived intangible assets until completion or abandonment of the projects, at which time the assets will be amortized over the remaining useful life or written off, as appropriate. If the carrying amount of the assets is greater than the measures of fair value, impairment is considered to have occurred and a write-down of the asset is recorded. Any finding that the value of our intangible assets has been impaired would require us to write-down the impaired portion, which could reduce the value of our assets and reduce our net income for the year in which the related impairment charges occur. As of June 30, 2015, we had a net carrying value of approximately $6.1 million in in-process research and development and goodwill associated with our acquisition of Draths Corporation.

Our ability to use our net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended (or the Code), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating loss carryforwards (or NOLs), to offset future taxable income. If the Internal Revenue Service (or IRS) challenges our analysis that our existing NOLs are not subject to limitations arising from previous ownership changes, or if we undergo an ownership change, our ability to utilize NOLs could be limited by Section 382 of the Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. For these reasons, we may not be able to utilize a material portion of the NOLs carried forward as of June 30, 2015, even if we attain profitability.

Loss of, or inability to secure government contract revenues could impair our business.

We have contracts or subcontracts with certain governmental agencies or their contractors. Generally, these agreements, as they may be amended or modified from time to time, have fixed terms and may be terminated, modified or be subject to recovery of payments by the government agency under certain conditions (such as failure to comply with detailed reporting and governance processes or failure to achieve milestones). Under these agreements, we are also subject to audits, which can result in corrective action plans and penalties up to and including termination. If these governmental agencies terminate these agreements with us, it could reduce our revenues which could harm our business. Additionally, we anticipate securing additional government contracts as part of our business plan for 2015 and beyond. If we are unable to secure such government contracts, it could harm our business.

Our headquarters and other facilities are located in an active earthquake and tsunami zone, and an earthquake or other types of natural disasters affecting us or our suppliers could cause resource shortages and disrupt and harm our results of operations.

We conduct our primary research and development operations in the San Francisco Bay Area in an active earthquake and tsunami zone, and certain of our suppliers conduct their operations in the same region or in other locations that are susceptible to natural disasters. In addition, California and some of the locations where certain of our suppliers are located have experienced shortages of water, electric power and natural gas from time to time. The occurrence of a natural disaster, such as an earthquake, drought or flood, or localized extended outages of critical utilities or transportation systems, or any critical resource shortages, affecting us or our suppliers could cause a significant interruption in our business, damage or destroy our facilities, production equipment or inventory or those of our suppliers and cause us to incur significant costs or result in limitations on the availability of our raw materials, any of which could harm our business, financial condition and results of operations. The insurance we maintain against fires, earthquakes and other natural disasters may not be adequate to cover our losses in any particular case.

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Risks Related to Ownership of Our Common Stock

Our stock price may be volatile.

The market price of our common stock has been, and we expect it to continue to be, subject to significant volatility, and it has declined significantly from our initial public offering price. Since our public offering, our common stock has traded as high as $33.999 per share and as low as $1.51 per share. As of October 30, 2015, the reported closing price for our common stock on The NASDAQ Global Select Market was $1.69 per share. Market prices for securities of early stage companies have historically been particularly volatile. Such fluctuations could be in response to, among other things, the factors described in this “Risk Factors” section or elsewhere in this prospectus, or other factors, some of which are beyond our control, such as:

•	fluctuations in our financial results or outlook or those of companies perceived to be similar to us;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	changes in market valuations of similar companies;

•	changes in the prices of commodities associated with our business such as sugar, ethanol and petroleum or changes in the prices of commodities that some of our products may replace, such as oil and other petroleum sourced products;

•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•	announcements by us or our competitors of significant contracts, acquisitions or strategic alliances;

•	regulatory developments in the United States, Brazil, and/or other foreign countries;

•	litigation involving us, our general industry or both;

•	additions or departures of key personnel;

•	investors’ general perception of us; and

•	changes in general economic, industry and market conditions.

Furthermore, stock markets have experienced price and volume fluctuations that have affected, and continue to affect, the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes and international currency fluctuations, may negatively affect the market price of our common stock.

In the past, many companies that have experienced volatility and sustained declines in the market price of their stock have become subject to securities class action and derivative action litigation. We were involved in two such lawsuits, which were dismissed in 2014, and we may be the target of similar litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

The concentration of our capital stock ownership with insiders will limit the ability to influence corporate matters.

As of October 30, 2015:

•	our executive officers and directors and their affiliates (including Total) together held more than 47% of our outstanding common stock;

•	Temasek (who has a designee on our Board of Directors) held approximately 30% of our outstanding common stock; and

•	Total held approximately 33% of our outstanding common stock

Furthermore, Total and Temasek each hold the Remaining Notes, which are convertible into approximately 20,179,931 and 2,670,370 shares of our common stock, respectively, within 60 days of October 30, 2015. Total and Temasek also hold the Total R&D Warrant, the Temasek Funding Warrant and the Temasek R&D Warrant pursuant to which they main gain additional rights to purchase shares of our common stock. This significant concentration of share ownership may become exercisable adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Also, these stockholders, acting together, will be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders.

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The market price of our common stock could be negatively affected by future sales of our common stock.

If our existing stockholders, particularly our largest stockholders, our directors, their affiliates, or our executive officers, sell a substantial number of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that these stockholders might sell our common stock could also depress the market price of our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities.

We, all of our executive officers, and all of our directors and entities affiliated with them, holding in the aggregate 51% of our outstanding shares of common stock, have agreed not to directly or indirectly offer, sell, agree to sell, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Stifel, Nicolaus & Company, Incorporated and Cowen & Company, LLC for a period ending on January 12, 2016, pursuant to the terms of a Note Purchase Agreement dated October 14, 2015, subject to specified limited exceptions.

We have in place a registration statement for the resale of shares of common stock held by, or issuable to, certain of our largest stockholders. All common stock sold pursuant to an offering covered by such registration statement will be freely transferable. See “Description of Capital Stock—Common Stock—Registration Rights.” Additionally, we are required under the terms of the Exchange Agreement to file a registration statement promptly to facilitate the resale of shares issued and issuable pursuant to the Exchange. The restriction on offering and selling shares excludes the filing of the registrations statement with respect to shares issued or issuable pursuant to the Exchange.

Shares issuable under our equity incentive plans have been registered on a Form S-8 registration statement and may be freely sold in the public market upon issuance, except for shares held by affiliates who have certain restrictions on their ability to sell.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. In addition, certain of our equipment leases and credit facilities currently restrict our ability to pay dividends. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	a staggered board of directors;

•	authorizing the board of directors to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

•	authorizing the board of directors to amend our bylaws and to fill board vacancies until the next annual meeting of the stockholders;

•	prohibiting stockholder action by written consent;

•	limiting the liability of, and providing indemnification to, our directors and officers;

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•	eliminating the ability of our stockholders to call special meetings; and

•	requiring advance notification of stockholder nominations and proposals.

Section 203 of the Delaware General Corporation Law prohibits, subject to some exceptions, “business combinations” between a Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock, for a three-year period following the date that the stockholder became an interested stockholder. We have agreed to opt out of Section 203 through our certificate of incorporation, but our certificate of incorporation contains substantially similar protections to our company and stockholders as those afforded under Section 203, except that we have agreed with Total that it and its affiliates will not be deemed to be “interested stockholders” under such protections.

In addition, we have an agreement with Total, which provides that, so long as Total holds at least 10% of our voting securities, we must inform Total of any offer to acquire us or any decision of our Board of Directors to sell our company, and we must provide Total with information about the contemplated transaction. In such events, Total will have an exclusive negotiating period of fifteen business days in the event the Board of Directors authorizes us to solicit offers to buy Amyris, or five business days in the event that we receive an unsolicited offer to purchase us. This exclusive negotiation period will be followed by an additional restricted negotiation period of ten business days, during which we are obligated to continue to negotiate with Total and will be prohibited from entering into an agreement with any other potential acquirer.

These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that became effective upon the completion of our initial public offering under Delaware law and in our agreements with Total could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

Conversion of our outstanding convertible promissory notes or the exercise of the warrants issued under the Exchange and the Private Offering will dilute the ownership interest of existing stockholders or may otherwise depress the market price of our common stock.

The conversion of some or all of our outstanding convertible promissory notes or the exercise of the warrants issued under the Exchange and the Private Offering will dilute the ownership interests of existing stockholders. The exercise of the warrants, in particular, which have a $0.01 per share exercise price, will dilute the economic ownership interest of our existing stockholders. In addition, any sales in the public market of the shares of our common stock issuable upon such conversion or exercise of the warrants could adversely affect prevailing market prices of our common stock. Furthermore, the existence of our outstanding convertible promissory notes and warrants may encourage short selling by market participants because the anticipated conversion of such notes into, or exercise of such warrants, for shares of our common stock could depress the market price of our common stock.

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FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties, including those discussed under the heading “Risk Factors” above, include the possibilities of delays or failures in development, production or commercialization of products, and in our reliance on third parties to achieve our goals.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of financing needs, revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization plans and timelines; any statements regarding expected production capacities, volumes and costs; any statements regarding anticipated benefits of our products and expectations for commercial relationships; any other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  In addition, the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “seek,” “could,” “may,” “might,” or any variations of such words or other words with similar meanings generally identify forward-looking statements.

Given these uncertainties, you should not place undue reliance on these forward-looking statements.  You should read this prospectus, any supplements to this prospectus and the documents that we reference in this prospectus with the understanding that our actual future results may be materially different from what we expect.

The forward-looking statements in this prospectus and in any prospectus supplement or other document we have filed with the SEC represent our views as of the date thereof.  We anticipate that subsequent events and developments will cause our views to change.  However, while we may elect to update these forward-looking statements at some point in the future or to conform these statements to actual results or revised expectations, we have no current intention of doing so except to the extent required by applicable law.  You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

USE OF PROCEEDS

The proceeds from the sale of the Shares offered pursuant to this prospectus are solely for the accounts of the selling stockholders.  Accordingly, we will not receive any of the proceeds from the sale of the Shares offered by this prospectus.  See “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

The 129,506,565 shares of common stock covered by this prospectus, or the Shares, consist of outstanding shares held by the selling stockholders and shares issuable to the selling stockholders at their election upon exercise of the Temasek Warrants, the Total R&D Warrant and the Private Offering Warrants. We have agreements in place with the selling stockholders in which we have agreed to file a registration statement with the SEC covering the resale of shares of our capital stock, and this registration statement has been filed pursuant to those agreements.

The table below presents information regarding the selling stockholders and the number of Shares each selling stockholder is offering under this prospectus. We have prepared the table based on information furnished to us by or on behalf of the selling stockholders. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and generally includes voting or investment power with respect to securities, including any securities that grant the selling stockholder the right to acquire common stock within 60 days of October 30, 2015 (the “60-Day Period”).  Because the Temasek R&D Warrant and the Total R&D Warrant are not exercisable in the 60-Day Period and the Temasek Funding Warrant is not currently exercisable for the maximum number of shares that we estimate will be issuable under such warrant, we have presented two tables below, the first of which shows actual beneficial ownership as of October 30, 2015, as determined in accordance with Section 13(d) of the Exchange Act, and the second of which shows such beneficial ownership and also includes the shares issuable upon exercise of the Temasek R&D Warrant, the Total R&D Warrant and the maximum number of shares that we estimate will be issuable under the Temasek Funding Warrant. Unless otherwise indicated in the footnotes below, we believe that the selling stockholders have sole voting and investment power with respect to all shares beneficially owned. The percentage ownership data is based on 192,174,222 shares of our common stock issued and outstanding as of October 30, 2015.  Since the date on which they provided us with the information below, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their Shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

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The terms of the Temasek Warrants, the Total R&D Warrant and the Private Offering Warrants are as follows:

Total R&D Warrant

The Total R&D Warrant is a warrant to purchase 2,000,000 shares of the Company’s common stock that will only be exercisable if the Company fails, as of March 1, 2017, to achieve a target cost per liter to manufacture farnesene (the “Total R&D Warrant”) which expires on July 29, 2020.

The Total R&D Warrant is exercisable for a per share purchase price of $0.01 per share. The purchase price due on exercise may, at the election of the holder, be paid in cash or on net exercise basis.

Temasek Warrants

The Temasek Warrants consist of the following:

•	A warrant exercisable for that number of shares of the Company’s common stock equal to (1) the sum of (A) the number of shares for which Total exercises the Total Funding Warrant plus (B) the number of additional shares for which the certain convertible notes issued by us in October 2013 for an initial aggregate principal amount of $51.8 million (the “Tranche I Notes”) and in January 2014 for an initial aggregate principal amount of $34.0 million (the “Tranche II Notes”) remaining outstanding following the completion of the Exchange may become exercisable as a result of any reduction in the conversion price of such remaining notes due to the Exchange or that occurs subsequent to the date of the Exchange plus (C) that number of additional shares in excess of 2,000,000, if any, for which the Total R&D Warrant becomes exercisable, multiplied by a fraction equal to 30.6% divided by 69.4% plus (2) (A) the number of any additional shares for which certain 6.50% Convertible Senior Notes due 2019 issued by us (the “144A Notes”) may become exercisable as a result of a reduction to the conversion price of such 144A Notes multiplied by (B) a fraction equal to 13.3% divided by 86.7% (the “Temasek Funding Warrant”). This warrant expires July 29, 2025, is exercisable for 12,700,244 shares as of October 30, 2015, and we estimate that the maximum number of shares issuable under this warrant is 14,180,606 shares.

•	A warrant exercisable for that number of shares of the Company’s common stock equal to 880,339 multiplied by a fraction equal to the number of shares for which Total exercises the Total R&D Warrant divided by 2,000,000 (the “Temasek R&D Warrant”). This warrant expires July 29, 2025, and we estimate that the maximum number of shares issuable under this warrant is 880,339 shares.

Each of the Temasek Warrants is exercisable for a per share purchase price of $0.01 per share. The purchase price due on exercise may, at the election of the holder, be paid in cash or on net exercise basis.

Private Offering Warrants:

The Private Placement Warrants are exercisable for the purchase of an aggregate of 1,602,562 shares. These warrants expire on July 29, 2020, and are exercisable for a per share purchase price of $0.01 per share. The purchase price due on exercise may, at the election of the holder, be paid in cash or on net exercise basis.

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The Shares may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their Shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all Shares offered by each of the selling stockholders. The selling stockholders may sell less than all of the Shares listed in the table. In addition, the Shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of Shares the selling stockholders will sell under this prospectus.

The selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than: (i) the acquisition and beneficial ownership of the shares described in the table below, (ii) with respect to Total, Philippe Boisseau serves on our Board of Directors and is an officer of Total S.A., an affiliate of a Total entity with which we have a joint venture, (iii) with respect to Foris Ventures LLC, it is an entity affiliated with our director John Doerr of Kleiner Perkins Caufield & Byers, a current stockholder, and (iv) with respect to Naxyris S.A., it is an investment vehicle owned by Naxos Capital Partners SCA Sicar; director Carole Piwnica is Director of NAXOS UK, which is affiliated with Naxos Capital Partners SCA Sicar.

Table I – Actual Beneficial Ownership

Name of Selling Stockholder	Shares Beneficially Owned before Offering		Shares Offered Hereby(1)	Shares Beneficially Owned After Offering(1)
	Number	Percentage (%)		Number	Percentage (%)
Total Energies Nouvelles Activités USA(2)	84,486,321	39.8	50,689,178	33,797,143	15.9
Maxwell (Mauritius) Pte Ltd(3)	72,262,586	34.8	58,238,738	14,023,848	7.2
Foris Ventures LLC(4)	15,135,445	7.8	10,576,922	4,558,523	2.4
Naxyris S.A.(5)	8,107,351	4.2	2,467,953	5,639,398	2.9
Wolverine Asset Management, LLC(6)	5,958,391	3.0	1,410,256	4,548,135	2.3
Nomis Bay Ltd.(7)	705,127	*	705,127	-	*
Connective Capital I Master Fund, Ltd.(8)	705,127	*	705,127	-	*
Connective Capital Emerging Energy QP, LP(8)	352,563	*	352,563	-	*

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	We do not know when or in what amounts a selling stockholder may offer Shares for sale. The selling stockholders may not sell any or all of the Shares offered by this prospectus. Because the selling stockholders may offer all or some of the Shares pursuant to this offering and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the Shares, we cannot estimate the number of Shares that will be held by the selling stockholders after completion of this offering. However, for illustrative purposes of this table, we have assumed that, after completion of this offering, none of the Shares covered by this prospectus will be held by the selling stockholders.

(2)	Includes (i) 20,179,931 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Total and (ii) 128,205 shares issuable upon exercise of a Private Placement Warrant held by Total. Total is a wholly owned subsidiary of Total S.A. Philippe Boisseau, a member of our Board of Directors, is a member of the Executive Committee of Total S.A. The address for Total is 2, Place Jean Millier, 92078 Paris La Défense CEDEX, France.

(3)	Includes (i) 2,670,370 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Maxwell (Mauritius) Pte Ltd (“Temasek” or “Maxwell”), and (ii) 12,700,244 shares of common stock issuable as of October 15, 2015 upon exercise of the Temasek Funding Warrant. Maxwell is wholly owned by Cairnhill Investments (Mauritius) Pte Ltd, which is wholly owned by Fullerton Management Pte Ltd, which is wholly owned by Temasek Holdings (Private) Limited. Each of these entities possesses shared voting and investment control over the shares held by Maxwell. The address of for these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium @ Orchard, Singapore 238891.

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(4)	Includes (i) 1,336,898 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Foris Ventures, LLC (“Foris”) and (ii) 961,538 shares issuable upon exercise of a Private Placement Warrant held by Foris. Foris is indirectly owned by John Doerr, who shares voting and investment control over the shares held by such entity. The address for Foris is 555 Bryant Street, Palo Alto, CA 94301.

(5)	Include 224,359 shares issuable upon exercise of a Private Placement Warrant held by Naxyris SA. Naxyris SA is an investment vehicle owned by Naxos Capital Partners SCA Sicar. Carole Piwnica is a Director of NAXOS UK, which is an advisor to Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates. The address for Naxyris SA is 40 Boulevard Joseph II, L-1840, Luxembourg.

(6)	Includes (i) 4,003,661 shares currently issuable upon conversion of Tranche II Notes, (ii) 534,074 shares currently issuable upon conversion of 144A Notes, (iii) 10,400 shares issuable upon exercise of certain option contracts and (iv) 128,205 shares issuable upon exercise of a Private Placement Warrant held by Wolverine Asset Management, LLC. Wolverine Asset Management, LLC has sole voting and dispositive power over these securities. The sole member and manager of Wolverine Asset Management, LLC is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc., the general partner of Wolverine Holdings. Each of Mr. Bellick and Mr. Gust disclaim beneficial ownership of these securities. The address for Wolverine Flagship Fund Trading Limited is c/o Wolverine Asset Management, LLC, 175 West Jackson Blvd., Suite 340, Chicago, Illinois 60604.

(7)	Includes 64,102 shares issuable upon exercise of a Private Placement Warrant held by Connective Capital I Master Fund, LTD. The business address for Nomis Bay Ltd. is 50 Parliament Street, Hamilton HM 12 Bermuda.

(8)	Includes 32,051 shares issuable upon exercise of a Private Placement Warrant held by Connective Capital Emerging Energy QP, LP. The address for Connective Capital I Master Fund, LTD and Connective Capital Emerging Energy QP, LP is 385 Homer Avenue, Palo Alto, CA 94301.

Table II – Alternative Beneficial Ownership Table

Name of Selling Stockholder	Shares Beneficially Owned before Offering		Shares Offered Hereby(1)	Shares Beneficially Owned After Offering(1)
	Number	Percentage (%)		Number	Percentage (%)
Total Energies Nouvelles Activités USA(2)	86,486,321	40.3	52,689,178	33,797,143	15.9
Maxwell (Mauritius) Pte Ltd(3)	74,623,287	35.6	60,599,439	14,023,848	7.2
Foris Ventures LLC(4)	15,135,445	7.8	10,576,922	4,558,523	2.4
Naxyris S.A.(5)	8,107,351	4.2	2,467,953	5,639,398	2.9
Wolverine Asset Management, LLC(6)	5,958,391	3.0	1,410,256	4,548,135	2.3
Nomis Bay Ltd.(7)	705,127	*	705,127	-	*
Connective Capital I Master Fund, Ltd.(8)	705,127	*	705,127	-	*
Connective Capital Emerging Energy QP, LP(9)	352,563	*	352,563	-	*

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	We do not know when or in what amounts a selling stockholder may offer Shares for sale. The selling stockholders may not sell any or all of the Shares offered by this prospectus. Because the selling stockholders may offer all or some of the Shares pursuant to this offering and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the Shares, we cannot estimate the number of Shares that will be held by the selling stockholders after completion of this offering. However, for illustrative purposes of this table, we have assumed that, after completion of this offering, none of the Shares covered by this prospectus will be held by the selling stockholders.

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(2)	Includes (i) 20,179,931 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Total, (ii) 128,205 shares issuable upon exercise of a Private Placement Warrant held by Total and (iii) 2,000,000 shares issuable upon exercise of the Total R&D Warrant.

(3)	Includes (i) 2,670,370 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Temasek, (ii) 14,180,606 shares of common stock issuable upon exercise of the Temasek Funding Warrant and (iii) 880,339 shares issuable upon exercise of the Temasek R&D Warrant.

(4)	Includes (i) 1,336,898 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Foris and (ii) 961,538 shares issuable upon exercise of a Private Placement Warrant held by Foris. Foris is indirectly owned by John Doerr, who shares voting and investment control over the shares held by such entity.

(5)	Includes 224,359 shares issuable upon exercise of a Private Placement Warrant held by Naxyris SA. Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. Carole Piwnica is Director of NAXOS UK, which is an advisor to Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates.

(6)	Includes (i) 4,003,661 shares currently issuable upon conversion of Tranche II Notes, (ii) 534,074 shares currently issuable upon conversion of 144A Notes, (iii) 10,400 shares issuable upon exercise of certain option contracts held by Wolverine Asset Management, LLC and (iv) 128,205 shares issuable upon exercise of a Private Placement Warrant held by Wolverine Asset Management, LLC.

(7)	Includes 64,102 shares issuable upon exercise of a Private Placement Warrant held by Nomis Bay Ltd.

(8)	Includes 64,102 shares issuable upon exercise of a Private Placement Warrant held by Connective Capital I Master Fund, LTD.

(9)	Includes 32,051 shares issuable upon exercise of a Private Placement Warrant held by Connective Capital Emerging Energy QP, LP.

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PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling Shares received from a named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the Shares from time to time on any stock exchange or automated interdealer quotation system on which the Shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.  The selling stockholders may sell the Shares by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)	privately negotiated transactions;

(f)	short sales;

(g)	through the writing of options on the securities, whether or not the options are listed on an options exchange;

(h)	through the distribution of the securities by any selling stockholder holder to its partners, members or stockholders;

(i)	one or more underwritten offerings on a firm commitment or best efforts basis;

(j)	any combination of any of these methods of sale; and

(k)	through such other method described in any applicable prospectus supplement for such offering.

The selling stockholders may also transfer the securities by gift.  We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the Shares.  These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder.  Broker-dealers may agree with a selling stockholder to sell a specified number of the Shares at a stipulated price per Share.  If the broker-dealer is unable to sell the Shares acting as agent for a selling stockholder, it may purchase as principal any unsold Shares at the stipulated price.  Broker-dealers who acquire the Shares as principals may thereafter resell the Shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.  The selling stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the Shares are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them.  The pledgees, secured parties or persons to whom the Shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders.  The number of a selling stockholder’s Shares offered under this prospectus will decrease as and when it takes such actions.  The plan of distribution for that selling stockholder’s Shares will otherwise remain unchanged.  In addition, a selling stockholder may, from time to time, sell the Shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the Shares offered under this prospectus may be used to cover short sales.

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To the extent required under the Securities Act, the aggregate amount of selling stockholders’ Shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement.  Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ Shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the Shares sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the Shares by those broker-dealers.  A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the Shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those Shares.  A selling stockholder may also loan or pledge the Shares offered hereby to a broker-dealer and the broker-dealer may sell the Shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged Shares offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M.  This regulation may limit the timing of purchases and sales of any of the Shares by the selling stockholders and any other person.  The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the particular Shares being distributed for a period of up to five business days before the distribution.  These restrictions may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the Shares covered by the registration statement, against certain liabilities, including liabilities under the Securities Act.  The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The Shares offered hereby are issuable to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act.  We agreed to register the Shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders have publicly sold all of the Shares or the date that all the Shares may be sold by non-affiliates without volume or manner-of-sale restrictions pursuant to Rule 144 promulgated under the Securities Act, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent.  We have agreed to pay all expenses in connection with this offering, including the fees and expenses of one counsel to the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of other counsel or other advisors to the selling stockholders.

We will not receive any proceeds from sales of any Shares by the selling stockholders.

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We cannot assure you that the selling stockholders will sell all or any portion of the Shares offered hereby.

DESCRIPTION OF CAPITAL STOCK

Common Stock

As of October 30, 2015, our authorized capital stock included 400,000,000 shares of common stock, par value $0.0001 per share.  A description of the material terms and provisions of our restated certificate of incorporation, as amended, and restated bylaws affecting the rights of holders of our common stock is set forth below.  The description is intended as a summary, and is qualified in its entirety by reference to the form of our restated certificate of incorporation and the form of our restated bylaws to that are filed as exhibits to the registration statement relating to this prospectus.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends, and only then at the times and in the amounts that our Board of Directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.  Our restated certificate of incorporation eliminates the right of stockholders to cumulate votes for the election of directors and establishes a classified Board of Directors, divided into three classes with staggered three-year terms.  Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing in office for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

Stock Exchange Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “AMRS.”

Registration Rights

Certain of our stockholders hold registration rights pursuant to (i) the Amended and Restated Investors’ Rights Agreement, dated June 21, 2010, by and between us and certain of our stockholders, as amended by Amendment No. 1 to Amended and Restated Investors’ Rights Agreement dated February 23, 2012, Amendment No. 2 to Amended and Restated Investors’ Rights Agreement dated December 24, 2012, Amendment No. 3 to Amended and Restated Investors’ Rights Agreement dated March 27, 2013, Amendment No. 4 to Amended and Restated Investors’ Rights Agreement dated October 16, 2013, Amendment No. 5 to Amended and Restated Investors’ Rights Agreement dated December 24, 2013, and Amendment No. 6 to Amended and Restated Investors’ Rights Agreement dated as of July 29, 2015, by and between us and certain of our stockholders (as amended, the “IRA”), (ii) the Registration Rights Agreement dated February 27, 2012, by and between us and certain of our stockholders, (iii) the Registration Rights Agreement dated July 30, 2012 by and between the Company and Total, (iv) the Amended and Restated Letter Agreement, dated May 8, 2014, between us and certain of our stockholders, (v) the Registration Rights Agreement dated February 24, 2015 between the registrant and Nomis Bay Ltd., (vi) the letter agreement dated as of July 29, 2015 among us and the investors in the Private Offering (“Private Offering Letter Agreement”), and (v) the Registration Rights Agreement dated October 20, 2015 among us and the purchasers of our 9.5% Senior Convertible Notes.

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This prospectus is a part of the registration statement we have filed in order to satisfy our obligations under the Exchange Agreement, under which we agreed to register shares issued under the Exchange Agreement and issuable under the Total R&D Warrant and the Temasek Warrants, and the Private Offering Letter Agreement.

The IRA provides for various registration rights, all as described below:

Piggyback Registration Rights

If we register any of our securities for public sale, the stockholders with registration rights will have the right to include their shares in the registration statement.  However, this right does not apply to a registration relating to any of our employee benefit plans, the offer and sale of debt securities, or a registration on any registration form that does not include the information required for registration of the shares having piggyback registration rights.  The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders to 25% of the total shares covered by the registration statement.  The parties to the IRA have waived their respective piggyback rights in connection with the filing of the registration statement relating to this prospectus.

Form S-3 Registration Rights

The holders of shares having registration rights can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $2,000,000.  We are required to file no more than one registration statement on Form S-3 upon exercise of these rights in any 12-month period; provided, however, that the filing of the registration statement relating to this prospectus shall not count against such requirement.  We may postpone the filing of a registration statement on Form S-3 for up to 90 days once in a 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders.

Registration Expenses

We will pay all expenses incurred in connection with exercise of demand and piggyback registration rights, except for underwriting discounts and commissions. However, we will not pay for any expenses of any demand registration if the request is subsequently withdrawn by the holders of a majority of the shares requested to be included in such a registration statement, subject to limited exceptions. The expenses associated with exercise of Form S-3 registration rights will be borne pro rata by the holders of the shares registered on such Form S-3.

Expiration of Registration Rights

The registration rights under the IRA described above will expire after February 23, 2017.

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Anti-Takeover Provisions

The provisions of Delaware law, our restated certificate of incorporation and our restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Delaware Law

Section 203 of the Delaware General Corporation Law prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the Board of Directors prior to the time that the interested stockholder became an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	at or subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

If Section 203 applied to us, the restrictions could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, could discourage attempts to acquire us.

A Delaware corporation may “opt out” of the restrictions on business combinations contained in Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.  We have agreed to opt out of Section 203 through our certificate of incorporation, but our certificate of incorporation contains substantially similar protections to our company and stockholders as those afforded under Section 203, except that we have agreed with Total that it and its affiliates will not be deemed to be “interested stockholders” under such protections.

Restated Certificate of Incorporation and Restated Bylaw Provisions

Our restated certificate of incorporation and our restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•	Board of Directors Vacancies. Our restated certificate of incorporation and restated bylaws authorize only our Board of Directors to fill vacant directorships. In addition, the number of directors constituting our Board of Directors will be set only by resolution adopted by a majority vote of our entire Board of Directors. These provisions prevent a stockholder from increasing the size of our Board of Directors and gaining control of our Board of Directors by filling the resulting vacancies with its own nominees.

•	Classified Board. Our restated certificate of incorporation and restated bylaws provide that our Board of Directors is classified into three classes of directors. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our Board of Directors, and the prospect of that delay might deter a potential offeror. Pursuant to Delaware law, the directors of a corporation having a classified board may be removed by the stockholders only for cause. In addition, stockholders will not be permitted to cumulate their votes for the election of directors.

•	Stockholder Action; Special Meeting of Stockholders. Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. Our restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our Board of Directors, the chairman of our Board of Directors, our chief executive officer or our president.

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•	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

•	Issuance of Undesignated Preferred Stock. Under our restated certificate of incorporation, our Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board of Directors. The existence of authorized but unissued shares of preferred stock enables our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

In addition, we have an agreement with Total that, so long as Total holds at least 10% of our voting securities, we are required to notify Total if our Board of Directors seeks to cause the sale of the company or if we receive an offer to acquire us.  In the event of such decision or offer, we are required to provide Total with all information given to an offering party and provide Total with an exclusive negotiating period of 15 business days in the event the Board of Directors authorizes us to solicit offers to buy our company, or five business days in the event that we receive an unsolicited offer to purchase us. These rights of Total may have the effect of delaying, deferring or discouraging another person from acquiring our company.

LEGAL MATTERS

The validity of the issuance of the Shares offered hereby will be passed upon for us by Fenwick & West LLP, Mountain View, California.  The validity of the Shares will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Amyris, Inc. (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Amyris Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Novvi LLC incorporated in this Prospectus by reference to Amyris Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Pannell Kerr Forster of Texas, P.C., an independent auditor, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the filing requirements of the Securities Exchange Act of 1934, as amended.  Therefore, we file periodic reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information may be obtained by visiting the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549.  You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically.

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We make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 available free of charge through a link on the Investors section of our website located at www.amyris.com (under “Financial Information—SEC Filings”) as soon as reasonably practicable after they are filed with or furnished to the SEC.  Information on our website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus.  We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act) until we terminate this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement.  We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015;

•	our definitive Proxy Statement for our Annual Meeting of Stockholders held on May 20, 2015 filed with the SEC on April 6, 2015;

•	our definitive Proxy Statement for our Special Meeting of Stockholders held on September 17, 2015, filed with the SEC on September 1, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 filed with the SEC on May 7, 2015; and June 30, 2015 filed with the SEC on August 10, 2015;

•	our Current Reports on Form 8-K filed on January 15, 2015, January 29, 2015, February 26, 2015 (two filed on such date), May 21, 2015, June 2, 2015, June 9, 2015, July 27, 2015, July 30, 2015, September 18, 2015, September 24, 2015, October 14, 2015 (two filed on such date), October 15, 2015 and October 20, 2015; and

•	the description of our common stock contained in our registration statement on Form 8-A filed April 16, 2010, under the Securities Act, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings by writing or telephoning us at the following address and number:

Amyris, Inc.,

5885 Hollis Street, Suite 100

Emeryville, California

Attention: Investor Relations

+1 (510) 740-7481

Copies of these filings are also available free of charge through a link on the Investors section of our website located at www.amyris.com (under “Financial Information—SEC Filings”) as soon as reasonably practicable after they are filed with the SEC.  The information contained on our website is not a part of this prospectus.

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PROSPECTUS

129,506,565 shares

AMYRIS, INC.

Common Stock

November 4, 2015

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus.  You must not rely on any unauthorized information.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful.  Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions in connection with this offering.  All amounts shown are estimates except for the SEC registration fee:

SEC registration fee		$25,131.27
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

____________

*Estimated expenses not presently known.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

As permitted by the Delaware General Corporation Law, the registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

As permitted by the Delaware General Corporation Law, the registrant’s restated bylaws provide that:

•	the registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

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In addition, the registrant has entered into indemnity agreements with each of its current directors and executive officers to provide them with additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections.  The indemnification provisions in the registrant’s restated certificate of incorporation and restated bylaws and the indemnification agreements entered into between the registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the registrant’s directors and executive officers for liabilities arising under the Securities Act of 1933, as amended.

The registrant currently carries liability insurance for its directors and officers.

One of the registrant’s directors (John Doerr) is also indemnified by his employer with regard to his service on the registrant’s Board of Directors.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Number	Description
3.01	Restated Certificate of Incorporation
3.03	Restated Bylaws
4.08	Amended and Restated Letter Agreement re: Registration Rights
4.09	Registration Rights Agreement
4.10	Registration Rights Agreement
4.11	Amended and Restated Investors’ Rights Agreement
4.12	Amendment No. 1 to Amended and Restated Investors’ Rights Agreement
4.13	Amendment No. 2 to Amended and Restated Investors’ Rights Agreement
4.14	Amendment No. 3 to Amended and Restated Investors’ Rights Agreement
4.15	Amendment No. 4 to Amended and Restated Investors’ Rights Agreement
4.16	Amendment No. 5 to Amended and Restated Investors’ Rights Agreement
4.17	Amendment No. 6 to Amended and Restated Investors’ Rights Agreement
4.20	Private Offering Letter Agreement
4.27	Registration Rights Agreement

ITEM 16.	EXHIBITS

Please see the Exhibit Index beginning on page II-6 of this registration statement.

ITEM 17.	UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided , however , that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or a prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on November 4, 2015.

AMYRIS, INC.

/s/ JOHN G. MELO
John G. Melo
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John G. Melo	Director, President and Chief Executive Officer	November 4, 2015
John G. Melo	(Principal Executive Officer)

/s/ Raffi Asadorian	Chief Financial Officer	November 4, 2015
Raffi Asadorian	(Principal Financial Officer)

/s/ Karen Weaver	Vice President, Finance	November 4, 2015
Karen Weaver	(Principal Accounting Officer)

*	Director	November 4, 2015
Philippe Boisseau

*	Director	November 4, 2015
John Doerr

*	Director	November 4, 2015
Geoffrey Duyk, M.D., Ph.D.

*	Director	November 4, 2015
Abraham (Bram) Klaeijsen

*	Director	November 4, 2015
Carole Piwnica

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*	Director	November 4, 2015
Fernando Reinach, Ph.D.

*	Director	November 4, 2015
HH Sheikh Abdullah bin Khalifa Al Thani

*	Director	November 4, 2015
R. Neil Williams

*	Director	November 4, 2015
Patrick Yang, Ph.D.

/s/ Nicholas Khadder	Attorney-in-fact	November 4, 2015
Nicholas Khadder

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EXHIBIT INDEX

Exhibit		Previously Filed				Filed
Number	Description	Form	File No.	Filing Date	Exhibit	Herewith
3.01	Restated Certificate of Incorporation	10-Q	001-34885	November 10, 2010	3.01
3.02	Certificate of Amendment dated May 12, 2014 of the Restated Certificate of Incorporation	10-Q	001-34887	August 8, 2014	3.02
3.03	Certificate of Amendment dated September 18, 2015 of the Restated Certificate of Incorporation	-	-	-	-	X
3.03	Restated Bylaws	10-Q	001-34885	November 10, 2010	3.02
4.01	Specimen of Common Stock Certificate	S-1	333-166135	July 6, 2010	4.01
4.02	Securities Purchase Agreement dated August 8, 2013 among the registrant and registrant’s security holders listed therein	10-Q	001-34885	November 4, 2013	4.01
4.03	Amendment No. 1 to Securities Purchase Agreement dated October 16, 2013 among the registrant and registrant’s security holders listed therein	10-K	001-34885	April 1, 2014	4.25
4.04	Amendment No. 2 to Securities Purchase Agreement and Tranche I Note Amendment Agreement dated December 24, 2013 among the registrant and registrant’s security holders listed therein	10-K	001-34885	April 1, 2014	4.24
4.05	Form of Tranche I Senior Convertible Note issued to each selling stockholder in the amounts set forth next to each selling stockholder’s name on Schedule I of Exhibit 4.02 hereof (as amended and restated as set forth on Schedule I of Exhibit 4.04 hereof)	10-Q	001-34885	November 4, 2013	4.01
4.06	Form of Tranche II Senior Convertible Note issued to each selling stockholder in the amounts set forth next to each selling stockholder’s name on Schedule I of Exhibit 4.02 hereof (as amended and restated as set forth on Schedule I of Exhibit 4.04 hereof)	10-Q	001-34885	November 4, 2013	4.01
4.07	Indenture dated May 29, 2014 between registrant and Wells Fargo Bank, National Association, as Trustee	8-K	001-34885	May 29, 2014	4.06
4.08	Amended and Restated Letter Agreement re: Certain Registration Rights dated May 8, 2014 between registrant and the purchasers listed therein	10-Q	001-34885	August 8, 2014	4.01
4.09	Registration Rights Agreement dated July 30, 2012 between registrant and Total	10-Q	001-34885	November 4, 2013	4.03
4.10	Registration Rights Agreement dated February 27, 2012 between the registrant and registrant’s security holders listed therein	S-3	333-180005	March 9, 2012	4.04
4.11	Amended and Restated Investors’ Rights Agreement dated June 21, 2010 among registrant and registrant’s security holders listed therein	S-1	333-166135	June 23, 2010	4.02
4.12	Amendment No. 1 to Amended and Restated Investors’ Rights Agreement dated February 23, 2012 among registrant and registrant’s security holders listed therein	S-3	333-180005	March 9, 2012	4.06
4.13	Amendment No. 2 to Amended and Restated Investors’ Rights Agreement dated December 24, 2012 among registrant and registrant’s security holders listed therein	10-K	001-34885	March 28, 2013	4.04

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4.14	Amendment No. 3 to Amended and Restated Investors’ Rights Agreement dated March 27, 2013 among registrant and registrant’s security holders listed therein	10-Q	001-34885	June 9, 2013	4.02
4.15	Amendment No. 4 to Amended and Restated Investors’ Rights Agreement dated October 16, 2013 among registrant and registrant’s security holders listed therein	10-K	001-34885	April 2, 2014	4.06
4.16	Amendment No. 5 to Amended and Restated Investors’ Rights Agreement dated December 24, 2013 among registrant and registrant’s security holders listed therein	10-K	001-34885	April 2, 2014	4.07
4.17	Amendment No. 6 to Amended and Restated Investors’ Rights Agreement dated July 29, 2015 among registrant and registrant’s security holders listed therein	S-3	333-206331	August 12, 2015	4.17
4.18	Side Letter dated June 21, 2010 between registrant and Total Gas & Power USA, SAS	S-1	333-166135	June 23, 2010	4.19
4.19	Registration Rights Agreement dated February 24, 2015 between the Registrant and Nomis Bay Ltd	8-K	001-34885	February 26, 2015	4.01
4.20	Letter Agreement dated as of July 29, 2015 among registrant and registrant’s security holders listed therein.	S-3	333-206331	August 12, 2015	4.20
4.21[a]	Form of Warrant to Purchase Stock	S-3	333-206331	August 12, 2015	4.21
4.22	Warrant to Purchase Stock issued July 29, 2015 by the registrant to Total Energes Nouvelles Activités USA	S-3	333-206331	August 12, 2015	4.22
4.23	Warrant to Purchase Stock issued July 29, 2015 by the registrant to Total Energes Nouvelles Activités USA	S-3	333-206331	August 12, 2015	4.23
4.24	Warrant to Purchase Stock issued July 29, 2015 by the registrant to Maxwell (Mauritius) PTE Ltd	S-3	333-206331	August 12, 2015	4.24
4.25	Warrant to Purchase Stock issued July 29, 2015 by the registrant to Maxwell (Mauritius) PTE Ltd	S-3	333-206331	August 12, 2015	4.25
4.26	Warrant to Purchase Stock issued July 29, 2015 by the registrant to Maxwell (Mauritius) PTE Ltd	S-3	333-206331	August 12, 2015	4.26
4.27	Registration Rights Agreement dated October 20, 2015 among registrant and registrant’s security holders listed therein	8-K	001-34885	October 20, 2015	4.02
5.01	Opinion of Fenwick & West LLP regarding the Securities	S-3	333-206331	August 12, 2015	5.01
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)	S-3	333-206331	August 12, 2015	23.01
23.02	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	-	-	-	-	X
23.03	Consent of Pannell Kerr Forster of Texas, P.C.	-	-	-	-	X
24.01	Power of attorney (included on the signature page)	S-3	333-206331	August 12, 2015	24.01

__________________________

[a]	Registrant issued substantially identical warrants to the purchasers under that certain Securities Purchase Agreement entered into on July 24, 2015. Registrant has filed the form of warrant issued to Total Energies Nouvelles Activités USA, and has included, with Exhibit 4.21, a schedule (Schedule A to Exhibit 4.21) identifying each of the warrants and setting forth the material details in which the other warrants differ from the filed form of warrant (i.e., the names of the purchasers, the certificate numbers and the respective amounts of shares underlying the warrants).

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